UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 ____________________________________________________________________________________

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TYLER TECHNOLOGIES INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 5, 2018

Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Tyler Technologies, Inc. to be held on Wednesday, May 9, 2018, at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, Texas 75024, commencing at 9:30 a.m., local time. Details of the business to be conducted are given in the attached Notice of Annual Meeting and Proxy Statement.
Whether or not you attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to sign, date, and return the enclosed proxy or vote through the Internet at your earliest convenience. If you decide to attend, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tyler Technologies.

Yours very truly,
/s/ John S. Marr, Jr.
JOHN S. MARR, JR.
Chairman of the Board Chief Executive Officer

TYLER TECHNOLOGIES, INC.
5101 Tennyson Parkway
Plano, Texas 75024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2018
To the Stockholders of
TYLER TECHNOLOGIES, INC.:
The annual meeting of stockholders will be held at the Renaissance Dallas at Plano Legacy West Hotel, 6007 Legacy Drive, Plano, Texas 75024, on Wednesday, May 9, 2018, at 9:30 a.m., local time. At the meeting, you will be asked to:

(1)	elect eight directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;

(2)	ratify the selection of our independent auditors for fiscal year 2018;

(3)	approve an advisory resolution on executive compensation;

(4)	consider and vote upon a proposal to adopt the Tyler Technologies, Inc. 2018 Stock Incentive Plan; and

(5)	transact such other business as may properly come before the meeting.
Only stockholders of record on March 16, 2018 may vote at the annual meeting. A list of those stockholders will be available for examination at our corporate headquarters, 5101 Tennyson Parkway, Plano, Texas 75024, from May 1 through May 9, 2018.
Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope or vote through the Internet as described on the enclosed proxy card. No postage is required if the proxy card is mailed in the United States. Your prompt response will reduce the time and expense of solicitation.
The enclosed 2017 Annual Report does not form any part of the proxy solicitation material.

By Order of the Board of
Directors
/s/ Abigail Diaz
Abigail Diaz
Chief Legal Officer Corporate Secretary

Plano, Texas
April 5, 2018

THE ANNUAL MEETING
General Information
The annual meeting will be held at the Renaissance Dallas at Plano Legacy West Hotel on Wednesday, May 9, 2018, at 9:30 a.m., local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:

•	Proposal One – Election of eight directors;

•	Proposal Two – Ratification of our independent auditors for fiscal year 2018;

•	Proposal Three – Approval of an advisory resolution on our executive compensation; and

•	Proposal Four - Adoption of the Tyler Technologies, Inc. 2018 Stock Incentive Plan
At the 2017 annual meeting, our stockholders voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our stockholders’ recommendation.
Only stockholders of record on March 16, 2018 are entitled to vote at the annual meeting. On March 16, 2018, we had 38,232,975 shares of common stock issued and outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share of common stock held in his or her name. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposal Two is considered a discretionary item and may be voted in the absence of instructions. Proposals One (election of directors), Three (advisory vote on executive compensation), and Four (adoption of the 2018 Stock Incentive Plan) are “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares.
Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in tabulating the votes cast on any proposal, but are not counted as votes either for or against a proposal. Broker non-votes are not counted as votes cast for purposes of determining whether a proposal has been approved.
This proxy statement and accompanying form of proxy are first being sent to stockholders on or about April 5, 2018.
Proxy Solicitation, Revocation, and Expense
The accompanying proxy is being solicited on behalf of the Board of Directors. Your shares will be voted at the annual meeting as you direct in the enclosed proxy or through the Internet, provided that the proxy is completed, signed, and returned to us prior to the annual meeting. No proxy can vote for more than eight nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.
After you sign and return your proxy, you may revoke it prior to the meeting either by (i) filing a written notice of revocation at our corporate headquarters, (ii) attending the annual meeting and voting your shares in person, or (iii) delivering to us another duly executed proxy that is dated after the initial proxy.
We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation of proxies. We estimate that the fee of any such firm will not exceed $25,000 plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record stockholders, and we may reimburse them for their reasonable out-of-pocket expenses.

PROPOSALS FOR CONSIDERATION
Proposal One – Election of Directors
At the annual meeting, you will be asked to elect a board of eight directors. The nominees for director are: Donald R. Brattain; Glenn A. Carter; Brenda A. Cline; J. Luther King Jr.; John S. Marr, Jr.; H. Lynn Moore, Jr.; Daniel M. Pope; and Dustin R. Womble. For more information regarding these nominees and their qualifications, see “Tyler Management.” Each nominee has indicated that he or she is able and willing to serve as a director. If any of the nominees becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors.
Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Our Board of Directors unanimously recommends that the stockholders vote FOR each of the nominees for director.
Proposal Two – Ratification of Our Independent Auditors for Fiscal Year 2018
The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2018, subject to ratification by the stockholders. The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2018.
Ernst & Young LLP served as our independent auditors for fiscal years 2017 and 2016. A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Ernst & Young’s fees for all professional services during each of the last two fiscal years were as follows:

	2017	2016
Audit Fees	$1,794,000	$1,880,000
Audit-Related Fees	201,000	—
Other	—	—
Tax Fees	—	—
Total	$1,995,000	$1,880,000

Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
Other Fees. Other fees include accounting consultation and due diligence services necessary to complete an acquisition.
Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2017 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles – Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2018.

Proposal Three – Approval of an Advisory Resolution on Our Executive Compensation
In October 2016, our Board of Directors decided to submit an advisory vote on executive compensation to our stockholders on an annual basis beginning with the 2017 annual meeting, and recommended that the stockholders vote in favor of holding an advisory vote on an annual basis. At the 2017 annual meeting, our stockholders voted, on an advisory basis, in favor of holding future stockholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our stockholders’ recommendation.

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the stockholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2018 Annual Meeting of Stockholders.”
The advisory resolution on our executive compensation will be approved if holders of a majority of the voting power of the shares actually voted at the annual meeting vote in favor of the proposal.
Because your vote is advisory, it will not be binding on either the Board of Directors or Tyler. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the stockholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal Three will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or Tyler relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or Tyler.
Our Board of Directors unanimously recommends that the stockholders vote FOR the advisory resolution on our executive compensation.

Proposal Four - Adoption of the Tyler Technologies, Inc. 2018 Stock Incentive Plan
You are asked to consider and vote upon a proposal to adopt the Tyler Technologies, Inc. 2018 Stock Incentive Plan. The affirmative vote of holders of a majority of the voting power of the shares actually voted at the annual meeting is required to adopt the 2018 Stock Incentive Plan.
As of the record date of this Proxy Statement, there are 1,868,976 shares of common stock remaining available for future grant of awards under our 2010 Stock Option Plan. Our Board of Directors believes that this number of shares is not sufficient to meet adequately our future needs and that, within a year or two, we would need to amend our current program of equity incentive grants for current employees and directors and for new employees. In addition, the 2010 Plan only permits the grant of stock options and does not give us the flexibility to make other types of awards. Set forth below is information regarding shares currently outstanding under the 2010 plan.
Selected Data as of March 16, 2018:

Current Awards Outstanding (1):

Total shares underlying options outstanding	4,741,689
Weighted average exercise price of outstanding options	$117.07
Weighted average remaining contractual life of outstanding stock options, in years	7
Number of securities remaining available for future issuance under equity compensation plan	1,868,976
________________________
(1) All outstanding awards under the 2010 Plan are stock options and represent awards outstanding under all plans, excluding our Employee Stock Purchase Plan, approved by stockholders. No awards are outstanding for equity compensation plans not approved by stockholders.
The number of shares of our common stock that are subject to the 2018 Plan is no more than 9,500,000 shares of common stock, which includes (i) not more than 2,994,000 newly authorized shares of common stock, which will be added to the shares of common stock remaining available for grant of awards under our 2010 Stock Option Plan, (ii) shares of common stock remaining available for grant of awards under the 2010 Plan, and (iii) shares of common stock subject to outstanding awards under the 2010 Plan.
The total number of authorized shares under the 2018 Plan - 9,500,000 - is an “absolute share limit” for awards under the 2018 Stock Incentive Plan. After accounting for the number of shares already subject to outstanding awards made under the 2010 Plan, the absolute share limit available for future grants under the 2018 Plan as of March 16, 2018 is approximately 4,758,311. (If any of the outstanding awards under the 2010 Plan are forfeited, the number of shares available for future grants will increase.) Each award granted under the 2018 Plan will further reduce the absolute share limit by (1) one share for each share subject to an option award and (2) 2.5 shares for any other award, including restricted stock, restricted stock units, and other stock-based awards.
The 2018 Plan amends and restates the 2010 Plan. However, stock options outstanding under the 2010 Plan on November 2, 2017, will continue to be governed by the terms of the 2010 Plan and thus will not be subject to recent tax legislation, such that income recognized upon exercise of these stock options is not subject to the $1 million limit on deductible employee compensation under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The purpose of the 2018 Plan is to enable us to provide additional incentives to our non-employee directors and selected employees whose substantial contributions are important to our continued growth and profitability. The following summary does not contain all of the information in the 2018 Plan. A copy of the 2018 Plan is attached as Appendix A.
Purpose of the 2018 Stock Incentive Plan
Stock-based compensation is designed to strengthen the commitment of selected employees, directors and consultants, to motivate those individuals to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent entrepreneurial-type management dedicated to our long-term growth and profitability. We believe this can best be accomplished by tying a portion of compensation to appreciation in the market value of our Common Stock so that the management and selected employees, non-employee directors and consultants are rewarded if the value of your investment in our Common Stock has appreciated.

Description of the 2018 Stock Incentive Plan
Like the 2010 Plan, the 2018 Plan provides for the grant of both nonqualified stock options and incentive stock option awards. In addition, the 2018 Plan also authorizes the grant of restricted stock, restricted stock units, and other stock-based awards. Each of these award types is summarized below.
The 2018 Plan is designed to be administered by the Compensation Committee of our Board of Directors. Subject to applicable law and regulations, as well as New York Stock Exchange rules, the Compensation Committee may allocate or delegate any of its responsibilities and powers with respect to the 2018 Plan to any persons or persons, including one or more of its members or one or more officers of Tyler, except for grants of awards to non-employee directors or directors otherwise subject to Section 16 of the Exchange Act.
Awards may be granted to selected employees, officers, directors, consultants, and advisors, as well as any prospective employees, officers, directors, consultants, and advisors who have accepted an offer of employment or service with the Company. There are currently approximately 475 individuals who are eligible to receive awards under the 2018 Plan. All awards under the 2018 Plan will vest over a minimum period of one year after the date of grant. Notwithstanding the foregoing, this minimum vesting requirement may be accelerated by the Compensation Committee in its sole discretion, at any time and for any reason.
Option Grants. Stock options granted under the 2018 Plan will be evidenced by an award agreement and will be nonqualified stock options unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. A nonqualified stock option is an option that the Compensation Committee does not designate as an incentive stock option. The 2018 Plan requires that the exercise price under each stock option will not be less than 100% of the fair market value of our common stock at the time of the grant of the option.  The fair market value per share is the reported closing price of our common stock on the New York Stock Exchange on the option grant date, or if no sale has been reported on such date, on the preceding day or the last day prior to the grant date when a sale was reported.
An incentive stock option means an option that is designated by the Compensation Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the 2018 Plan. Incentive stock options will be granted only to employees of the Company. No incentive stock option, however, may be granted to an employee who owns more than 10% of the voting power of all classes of securities, unless the exercise price is at least 110% of the fair market value of our Common Stock at the date of grant and the option is not exercisable more than five years after it is granted.  There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the grant date of each option) in excess of $100,000.  An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.
Options will vest and become exercisable as determined by the Compensation Committee, which may also accelerate the vesting of any options at any time and for any reason. Options will expire on a date determined by the Compensation Committee, not to exceed ten years from the grant date.
The optionee may pay the exercise price:
(i)    in cash or by check;
(ii)    by delivering or attesting to the ownership of shares of common stock having a fair market value on the date of exercise equal to the exercise price of the option, provided that such shares either: (a) have been owned by the option holder for more than six months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act of 1933; or (b) were obtained by the option holder in the public market (“Qualifying Shares”); or
(iii)    by such other method as the Compensation Committee shall approve, including (a) payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board; (b) through a “margin” commitment from the holder and a FINRA Dealer whereby the holder elects to exercise the option and to pledge the shares to the FINRA Dealer in a margin account; or (c) through a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of the option that are needed to pay the exercise price and all applicable required withholding taxes.
Shares of Common Stock deliverable upon exercise of the options may be transferred from treasury or issued from authorized but unissued shares. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised only by him or her.

Unless otherwise provided by the Compensation Committee, upon termination of the employment or other service of the holder of an option for cause, all outstanding options will immediately terminate and expire. If the option holder dies or becomes disabled, each outstanding unvested option will become fully vested, and the legal representatives of the estate, or the option holder in the event of disability, may exercise his or her option provided the option is exercised prior to the date of expiration of the option period or one year from the date of the option holder’s death or disability, whichever occurs first.   If an option holder’s employment or other service terminates for any other reason, each outstanding unvested option will immediately terminate and expire, and each outstanding vested option will remain exercisable for 90 days thereafter, but not beyond the expiration of the option period. Notwithstanding the foregoing, the Compensation Committee may extend the post-termination exercise period for any vested option, but not beyond the expiration of the option period. If an option expires or terminates before it has been exercised in full, then the shares of Common Stock allocable to the unexercised portion of that option may become subject to future grants under the 2018 Plan.
Restricted Stock and Restricted Stock Units. Under the 2018 Plan (unlike the 2010 Plan), the Compensation Committee may also grant awards of restricted stock and restricted stock units. Each such grant must also be evidenced by an award agreement. Restricted stock means shares of our Common Stock subject to certain specified restrictions. A restricted stock unit is an unfunded and unsecured promise to deliver shares of our Common Stock or, in the Compensation Committee’s discretion, cash, which is also subject to specified restrictions. The specified restrictions for these awards, as determined by the Compensation Committee, may include, without limitation, a requirement that the holder remain continuously employed or provide continuous services for a specified period of time.
The 2018 Plan provides for formula grants to each non-employee director. Each non-employee director shall receive an initial grant of restricted stock units and thereafter an annual grant of restricted stock units. The initial grant upon a non-employee director’s initial election or appointment to our Board of Directors shall have a grant date value not to exceed $600,000.  Thereafter, upon re-election to the Board, an annual grant shall be awarded on the date of each annual meeting of stockholders and shall have a grant date value not to exceed $300,000. If the initial election or appointment to the Board of Directors occurs on a date other than the annual meeting of stockholders, the Compensation Committee may, in its sole discretion, provide for a prorated initial grant, in whole or in part, based on the partial year of board service. Grants to all non-employee directors shall vest on the first anniversary of the grant date. Notwithstanding the foregoing, the Compensation Committee in its discretion may determine not to make an annual grant under the 2018 Plan to any non-employee director.
Under a restricted stock grant, a stock certificate shall be issued in the name of the holder or shares of our common stock, and shall be registered in the name of the holder and held in book-entry form. The holder will generally have the rights and privileges of a stockholder with respect to the shares of restricted stock, including the right to vote the stock and to receive dividends on the stock; provided, however, that if the vesting of restricted stock is contingent on satisfaction of performance conditions (other than or in addition to the passage of time), no dividends will be paid until 15 days after any performance conditions associated with the grant are satisfied. When the restricted period applicable to the grant, as determined by the Compensation Committee, has lapsed, then the restrictions upon the shares of common stock shall be of no further force or effect. The Compensation Committee has the authority to accelerate vesting of any restricted stock grants.
With respect to restricted stock unit grants, the holder will not have any rights or privileges as a stockholder until shares of our common stock are actually issued. When the restricted period applicable to the grant, as determined by the Compensation Committee, has expired, the Company will “settle” the vested restricted stock unit by issuing the holder one share of common stock for each then outstanding vested restricted stock unit. The Compensation Committee has the discretion to elect to pay the equivalent of the common stock value in cash or part in cash or part in shares. The Compensation Committee may also defer the issuance of shares if the deferral would not cause adverse tax consequences under Section 409A of the Code.
Unless otherwise provided by the Compensation Committee, upon termination of the employment or other service of the holder for cause, all outstanding shares of unvested restricted stock and unvested restricted stock units shall immediately terminate and expire.  If the holder dies or becomes disabled, all outstanding shares of unvested restricted stock and unvested restricted stock units will become fully vested.  If a holder’s employment or other service terminates for any other reason before vesting, (1) all vesting with respect to restricted stock and restricted stock units will cease, and (2) shares of unvested restricted stock and restricted stock units shall be forfeited for no consideration.
Other Stock-Based Awards. The Compensation Committee also has the authority to issue other stock-based awards, alone or with other awards, which must also be evidenced by an award agreement. Other stock-based awards may include unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in common stock (including, without limitation, performance shares or performance units).

The 2018 Plan will expire on May 9, 2028. Upon expiration, no further awards may be granted under the 2018 Plan, but the expiration will not affect awards then outstanding, which will continue to be subject to the 2018 Plan. Our Board of Directors may amend, alter or discontinue the 2018 Plan, or any part thereof. However, we will obtain stockholder approval for any amendment to the 2018 Plan (1) to the extent necessary and desirable to comply with applicable law, regulation, or rule, (2) because of changes in GAAP to new accounting standards, (3) if it would materially increase the number of shares authorized under the 2018 Plan, or (4) if it would materially modify the requirements for participation in the 2018 Plan. The Compensation Committee may waive any conditions or rights under any award, except that the Compensation Committee may not reduce the exercise price of an option, cancel an outstanding option and replace it with a lower exercise-priced option, or take any other action that is considered a “repricing”. The Compensation Committee may also make appropriate adjustments in the number of shares covered by the 2018 Plan, the number of shares subject to outstanding awards, and option exercise prices, to reflect any stock dividend, stock split, share combination, or other recapitalization and, with respect to outstanding awards and option exercise prices, to reflect any merger, consolidation, reorganization, liquidation, or similar transaction.
It is intended that the provisions of the 2018 Plan comply with Section 409A of the Code, and all provisions of the 2018 Plan are to be construed consistent with those requirements.
New Plan Benefits
The future awards that may be made to eligible participants under the 2018 Plan are subject to the discretion of the Compensation Committee and, therefore, cannot be determined with certainty at this time. Stock option awards made under the 2010 Plan in 2017 to our Named Executive Officers are set forth under the “Grants of Plan-Based Awards in 2017” table in “Executive Compensation.” In addition, contemplated awards for Named Executive Officers in 2018, including those approved by the Compensation Committee as part of new employment agreements entered into in February 2018, are discussed in “Compensation Discussion & Analysis - 2018 Named Executive Officer Compensation” and “Compensation Discussion & Analysis - Employment Contracts.” Stock option awards under the 2010 Plan in 2017 to our non-employee directors are set forth in “Executive Compensation-Director Compensation.”
Tax Treatment of Options, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards
The discussion below summarizes the expected federal income tax treatment of awards under the 2018 Plan, under currently applicable laws and regulations. It is only a summary of the effect of U.S. federal income taxation upon grantees and upon us with respect to the grant and exercise of awards under the 2018 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of grantee’s death or the income tax laws of any municipality, state or foreign country in which the grantee’s income or gain may be taxable.
An option holder has no taxable income, and we are not entitled to a corporate tax deduction, at the time of an option grant. All stock options that qualify as incentive stock options under Section 422 of the Code will be entitled to “incentive stock option treatment.” To receive that treatment, the option holder must not dispose of the acquired stock within two years after the option is granted and within one year after it is exercised. In addition, the individual must have been an employee for the entire time, from the date of granting the option until three months (one year if the employee is disabled) before the date of exercise. The requirements that the individual be an employee and the two-year and one-year holding periods are waived in the case of the employee’s death. If all such requirements are met, then any gain (or loss) upon sale of the stock will be capital gain or loss. The employee’s gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income, even though it is not included in taxable income for purposes of determining regular tax liability of an employee. Consequently, an option holder may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.
If an employee does not meet the two-year and one-year holding requirements (a “disqualifying disposition”), then tax will be imposed at the time of sale of the stock. In such event, the employee’s gain on exercise of the incentive stock option will be compensation to him taxed as ordinary income rather than capital gain to the extent the fair market value of the acquired common stock on the date of exercise of the incentive stock option exceeds the aggregate exercise price paid for that common stock, and we will be entitled to a corresponding tax deduction at the time of sale. If the amount realized on the disqualifying disposition is less than the fair market value of the common stock on the date of exercise of the incentive stock option, the total amount includable in the option holder’s gross income, and the amount deductible by us, will equal the excess of the amount realized on the disqualifying disposition over the exercise price.
An option holder, upon exercise of a nonqualified stock option that does not qualify as an incentive stock option, recognizes ordinary income in an amount equal to the gain on exercise. The exercise of a nonqualified stock option entitles us to a tax deduction in the same amount as is includable in the income of the option holder for the year in which the exercise occurred. Any gain or loss realized by an option holder on subsequent disposition of shares generally is a capital gain or loss and does not result in any tax deduction to us.
Different tax consequences may result from stock-for-stock exercises of options.

A grantee of restricted stock recognizes taxable income upon vesting of the restricted stock. Any dividends paid on the shares of restricted stock are also taxable as compensation income upon receipt. The entire value of vested restricted stock is included in ordinary income in the year of vesting and entitles us to a tax deduction in the same amount as is includable in the income of the grantee in the same year. Upon grant, if expressly permitted by the terms of the applicable Award agreement or with prior approval of the Compensation Committee, a grantee of restricted stock is given the option to make a Section 83(b) election, which allows the grantee to report the fair market value of the shares as ordinary income on the grant date, instead of the date they vest. In this case, we are entitled to a tax deduction in the same amount. If the grantee makes this election, dividends with respect to the restricted stock that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, the grantee will not recognize additional income when the shares of restricted stock vest, and the grantee’s holding period for purposes of determining gain or loss on a sale of the shares will begin on the grant date. The grantee will not be entitled to any deduction if, after making this election, he forfeits any of the shares of restricted stock. If shares of restricted stock are forfeited after this election is made, the grantee will not be entitled to a refund of the ordinary income tax paid on the shares. The grantee may, however, be entitled to receive a capital loss deduction upon forfeiture.
A grantee of restricted stock units recognizes taxable income upon vesting and settlement of the restricted stock units, which occur at the same time with respect to our awards. The entire value of vested restricted stock units is included in ordinary income in the year of vesting and settlement, and entitles us to a tax deduction in the same amount as is includable in the income of the grantee in the same year.
A grantee of other stock-based awards does not recognize taxable income on the receipt of the grant, but does recognize ordinary income when the shares of common stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of delivery. Any dividends paid on other stock-based awards are taxable as compensation income upon payment.
We will ordinarily be entitled to a tax deduction at the same time and in the same amounts as the compensation income recognized by the grantee of other stock-based awards.
We will retain the right to deduct or withhold, or require the grantee to remit to us, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation with respect to any taxable event arising under the 2018 Plan.
The accelerated vesting of awards upon a change in control could result in a grantee being considered to receive “excess parachute payments” (as defined in Code Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the grantee. If so, we would not be able to deduct any excess parachute payments.
THE FOREGOING SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE 2018 STOCK INCENTIVE PLAN DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE FOREGOING SUMMARY IS BASED UPON PRESENT FEDERAL INCOME TAX LAWS AND IS SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.
Other Equity Compensation Plans

The following table summarizes certain information regarding outstanding equity awards and shares available for future grants or issuance under each of our 2010 Stock Option Plan and our Employee Stock Purchase Plan as of December 31, 2017. All outstanding awards under the 2010 Plan are stock options. There are no warrants or rights related to our equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2017	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in initial column as of December 31, 2017)
Plan Category
Equity compensation plans approved by stockholders:
2010 Stock Option Plan	4,817,241	$107.91	2,128,560
Employee Stock Purchase Plan	12,052	150.49	796,834
Equity compensation plans not approved by stockholders	—		—
	4,829,293	$117.15	2,925,394

Our Board of Directors unanimously recommends that the stockholders vote FOR the approval of the 2018 Stock Incentive Plan.

TYLER MANAGEMENT
Director Nominees and Executive Officers
Below is a brief description of our director nominees and executive officers. Each director holds office until our next annual meeting or until his or her successor is elected and qualified. Executive officers are elected annually by the Board of Directors and hold office until the next annual Board meeting or until his or her successors are elected and qualified.
John S. Marr Jr., 58
Position, Principal Occupation and Business Experience:
Mr. Marr has served as Chairman of the Board and Chief Executive Officer since January 2017. Mr. Marr also serves as Chairman of the Executive Committee. From July 2004 through December 2016, Mr. Marr served as President and Chief Executive Officer. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr has served on our Board of Directors since May 2002. Mr. Marr also served as President of MUNIS, Inc. (“MUNIS”) from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. We acquired MUNIS in 1999.
Key Attributes, Experience and Skills:
Chief Executive Officer of Tyler since 2004; Chairman of the Board since January 2017
Over 34 years of specific industry experience, including chief executive experience with MUNIS
Outside board experience as a former director of Mercy Hospital in Portland, Maine
Donald R. Brattain, 77
Position, Principal Occupation and Business Experience:
Mr. Brattain has served as a director since 2004. Mr. Brattain also is a member of the Audit Committee and the Compensation Committee. Since 1985, Mr. Brattain has served as President of Brattain & Associates, LLC, a private investment company founded by Mr. Brattain and located in Minneapolis, Minnesota. From 1981 until 1988, Mr. Brattain purchased and operated Barefoot Grass Lawn Service Company, a company that grew from $3.2 million in sales to over $100 million in sales and was sold to ServiceMaster, Ltd. in 1998.
Key Attributes, Experience and Skills:
Private investment management experience as President of Brattain & Associates, LLC
Executive and entrepreneurial experience in growth of a small business enterprise from $3.2 million in sales to over $100 million in sales.
Glenn A. Carter, 62
Position, Principal Occupation and Business Experience:
Mr. Carter has served as a director since 2014. Mr. Carter also serves as Chairman of the Nominating and Governance Committee and is a member of the Compensation Committee. In 1999, Mr. Carter founded DataProse, Inc., a provider of billing services to the public sector, primarily cities, counties, local government, utilities, and water-related entities. Mr. Carter served as Chief Executive Officer of DataProse until April 2008, when he sold it to CSG Systems International, Inc. (“CSG”). From April 2008 through March 2010, Mr. Carter served as Vice President, Market and Business Development for CSG. Mr. Carter is currently retired.
Key Attributes, Experience and Skills:
Executive and entrepreneurial experience as founder of DataProse, Inc.
Public sector experience as CEO of DataProse, Inc.

Brenda A. Cline, 57
Position, Principal Occupation and Business Experience:
Ms. Cline has served as a director since 2014. Ms. Cline also serves as Chairman of the Audit Committee and is a member of the Nominating and Governance Committee. Since 1993, Ms. Cline has served as Executive Vice President, Chief Financial Officer, Treasurer, and Secretary of the Kimbell Art Foundation, a private foundation that owns and operates the Kimbell Art Museum, Fort Worth, Texas. In such capacities, Ms. Cline oversees the foundation’s investment portfolio of over $400 million, including asset allocation, risk management, and investment performance; manages all treasury functions; and supervises all foundation and museum business operations, including budgeting, cash management, employee benefit plans, insurance, debt issuance and compliance, financial reporting, and contractual and legal matters. Ms. Cline has also served as an Independent Trustee of American Beacon Funds since 2004 and currently serves as the Chair of the Audit and Compliance Committee and formerly served as the Vice Chair of the Investment Committee. From 1993 until 2013, Ms. Cline served as a contract author for Thomson Reuters (formerly “Practitioners Publishing Company”), Fort Worth, Texas, writing and editing published financial accounting and reporting books. Since 1998, Ms. Cline has also served as a Trustee of Texas Christian University (“TCU”), Fort Worth, Texas. Ms. Cline services for TCU include serving as the current Chair of the Investment Committee, member of the Audit Committee and Executive Committee, and former member of the Student Relations Committee. Ms. Cline also serves as a director of Range Resources Corporation (NYSE: RRC) and board trustee of The Cushing Asset Management Closed-End Funds, which oversees various investment funds including The Cushing MLP Total Return Fund (NYSE: SRV), The Cushing Energy Income Fund (NYSE: SRF) and The Cushing Renaissance Fund (NYSE: SZC). Ms. Cline is a member of the audit committee of Range Resources Corporation and Cushing Asset Management Closed-End Funds. Ms. Cline is a certified public accountant.
Key Attributes, Experience and Skills:
Executive operational and investment management experience for the Kimbell Art Foundation
Outside board experience as a director of Range Resources Corporation and a board trustee of The Cushing Asset Management Closed-End Funds
Fiduciary and executive experience as a university trustee and on other senior university committees
Audit experience with a large public accounting firm
J. Luther King Jr., 78
Position, Principal Occupation and Business Experience:
Mr. King has served as a director since 2004. Mr. King also serves as Chairman of the Compensation Committee and is also a member of the Audit Committee. Mr. King is the Chief Executive Officer and President of Luther King Capital Management, a registered investment advisory firm that he founded in 1979. Mr. King also serves in leadership positions with various private and non-profit entities and foundations, including Texas Christian University (member of Board of Trustees), LKCM Funds (trustee), Hunt Forest Products, Inc., and King Ranch, Inc. Mr. King is a CFA charterholder and a Charted Investment Counselor.
Key Attributes, Experience and Skills:
Executive equity management experience as founder of Luther King Capital Management
Outside board experience as a past director of Encore Energy Partners GP, LLC and other institutions
Experience as a university trustee

H. Lynn Moore Jr., 50
Position, Principal Occupation and Business Experience:
Mr. Moore has served as director since May 2017. Mr. Moore also serves as a member of the Executive Committee. Mr. Moore has served as President since January 2017. Mr. Moore previously served as Executive Vice President from February 2008 through December 2016, General Counsel from September 1998 through December 2016, and Secretary from October 2000 through December 2016. Mr. Moore also served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, L.L.P. in Dallas, Texas where he represented numerous publicly-held and privately-owned entities in various corporate and securities, finance, litigation, and other legal related matters. Mr. Moore is a member of the State Bar of Texas.
Key Attributes, Experience and Skills:
President of Tyler since 2017
Executive Vice President of Tyler from 2008 to 2016
Over 19 years of specific corporate and industry experience
Daniel M. Pope, 55
Position, Principal Occupation and Business Experience:
Mr. Pope has served as a director since May 2016. Mr. Pope also serves on the Nominating and Governance Committee. Mr. Pope is the Mayor of the City of Lubbock, Texas. Mr. Pope has served as Chief Development Officer of Covenant Health System in Lubbock, Texas since October 2014. From 1994 through 2014, Mr. Pope served as the Chief Executive Officer of Benchmark Business Solutions, an office technology business he founded in 1994. Prior to founding Benchmark, Mr. Pope served in various sales and leadership roles for Xerox Corporation. Mr. Pope also served on the Covenant Health System Board of Trustees from 2007 through 2011, including Chairman of the Board from 2010 through 2011, and as a member of the Finance and Conflicts Committee and the Compensation Committee. Mr. Pope has served on the Lubbock Independent School District Board of Directors since 2007, currently serving as President. Mr. Pope also serves on the Rawls College of Business Advisory Council at Texas Tech University.
Key Attributes, Experience and Skills:
Over 20 years of senior-level executive experience
Public sector executive experience as President of the Lubbock Independent School District Board of Directors
Dustin R. Womble, 58
Position, Principal Occupation and Business Experience:
Mr. Womble has served as a director since 2005. Mr. Womble retired from Tyler on April 30, 2016. From July 2006 through April 2016, Mr. Womble served as Executive Vice President in charge of corporate-wide product strategy. From July 2003 to June 2006, Mr. Womble was Executive Vice President in charge of corporate-wide product strategy and President of our Local Government Division. In 1982, Mr. Womble founded INCODE, Inc. (“INCODE”), a provider of a wide range of software products and related services principally for county and city governments. We acquired INCODE (now a part of our Local Government Division) in 1998, and Mr. Womble served as President of INCODE from 1998 to July 2003.
Key Attributes, Experience and Skills:
Senior-level executive experience at Tyler from 2003 to 2016
Over 35 years of specific industry experience as founder of INCODE

Brian K. Miller, 59
Position, Principal Occupation and Business Experience:
Mr. Miller has been Executive Vice President - Chief Financial Officer and Treasurer since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 to April 2005 and was Vice President - Chief Accounting Officer and Treasurer from December 1997 to April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly-held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 to December 1997 and also held the office of President of Metro from January 1993 to December 1997. Mr. Miller is also a member of the Board of the Wake Forest University Deacon Club, a nonprofit organization. Mr. Miller is a certified public accountant.
Board Diversity and Director Nominee Qualifications
Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications

•	Sound personal and professional integrity

•	An inquiring and independent mind

•	Practical wisdom and mature judgment

•	Broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology

•	Expertise that is useful to the company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained

•	Willingness to devote the required time to carrying out the duties and responsibilities of board membership

•	Commitment to serve on the Board for several years to develop knowledge about our business

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to the company or our stockholders
In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of backgrounds and experience among its members. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service. Following the 2018 annual meeting, our Board of Directors will be composed of eight individuals, including two employee directors. We believe the mix of outside experience from our independent directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each independent director has extensive chief executive officer or other executive leadership position experience with businesses of varying size in various industries. A substantial majority of our directors have valuable experience in building and sustaining a successful business enterprise.
The Nominating and Governance Committee believes that the above-mentioned attributes and business experience provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE PRINCIPLES
General Information
Our Board of Directors is responsible for supervision of the Company’s overall affairs. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board of Directors and Corporate Governance Principles – Committees and Meetings of the Board of Directors.” Following the 2018 annual meeting, the Board will consist of eight directors, including five independent directors, as defined by Rule 303A.02 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 303A.02”), two employee directors, and one non-employee director who does not meet the standards for independence as defined by NYSE Rule 303A.02.
Corporate Governance Guidelines
Our Board of Directors has adopted a number of corporate governance guidelines, including the following:

•	Independence Standards, which determine the independence of our non-employee directors. These standards are consistent with the independence standards set forth in NYSE Rule 303A.02.

•	Corporate Governance Guidelines, which include, among other things

•	Annual submission of independent auditors to stockholders for approval

•	Formation of a Nominating and Governance Committee comprised solely of independent directors

•	Prohibition of stock option repricing

•	Formalization of the ability of independent directors to retain outside advisors

•	Performance of periodic formal Board evaluation

•	Limitation on the number of additional public company boards on which a director may serve to a maximum of four
A copy of our Corporate Governance Guidelines may be found on our website, www.tylertech.com.

•
An Audit Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors (as defined by the New York Stock Exchange), at least one of whom will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. A copy of our Audit Committee Charter may be found on our website, www.tylertech.com.

•
A Compensation Committee Charter, which requires, among other things, that the committee be comprised solely of independent directors and sets forth the guidelines for determining executive compensation. A copy of our Compensation Committee Charter may be found on our website, www.tylertech.com.

•
A Nominating and Governance Committee Charter, which requires, among other things, that the committee be comprised of at least three independent directors who are responsible for recommending candidates for election to the Board of Directors. A copy of our Nominating and Governance Committee Charter may be found on our website, www.tylertech.com.

Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The purpose of the Code of Business Conduct and Ethics is to promote

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

•	Full, fair, accurate, timely, and understandable disclosure in our public communications and reports filed with the SEC

•	Compliance with applicable governmental laws, rules, and regulations

•	Prompt internal reporting of violations of the policy to the appropriate persons designated therein, including anonymous “whistleblower” provisions

•	Accountability for adherence to the policy
A copy of our Code of Business Conduct and Ethics may be found on our website, www.tylertech.com, or will be furnished, without charge, upon written request at our principal executive offices. We will promptly post on our website any future amendments or waivers related to our Code of Business Conduct and Ethics.
Stock Ownership Guidelines and Stock Anti-Hedging and Pledging Policy

In 2018, our Board of Directors approved two additional corporate governance initiatives. The first is a set of stock ownership guidelines, which are based on the Board’s belief that Tyler’s directors and executive officers should have a meaningful ownership stake in Tyler that will align their interests with Tyler’s stockholders and will promote sound corporate governance. The guidelines apply to non-employee members of the Board and executive officers of Tyler. The market value of shares each “covered person” is required to hold is equal to or greater than the ownership levels specified below, based on a multiple of executive officers’ base salary or non-employee directors' annual cash retainer.

Covered Person Position	Share Ownership Guideline

Executive Chairman, Chief Executive Officer, President	6 times base salary

Other Named Executive Officers	4 times base salary

Other Executive Officers as designated by the Compensation Committee of the Board	1 times base salary

Non-employee Directors	4 times annual cash retainer

A copy of the Stock Ownership Guidelines may be found on our website, www.tylertech.com.

The second initiative is a hedging/pledging policy, which provides that the same non-employee directors and executive officers subject to the Stock Ownership Guidelines are prohibited from engaging in any hedging transaction that could reduce or limit that person’s holdings, ownership or interest in Company securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the Company’s securityholders generally. In addition, those same covered persons are also discouraged from pledging Company securities or from holding Company securities in margin accounts, and are prohibited from doing so to the extent of the Stock Ownership Guidelines.

A copy of the Stock Anti-Hedging and Pledging Policy may be found on our website, www.tylertech.com

Board Independence
Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that (1) each of the non-employee directors standing for election (Mr. Brattain, Mr. Carter, Ms. Cline, Mr. King, Mr. Pope and Mr. Womble) has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us) and (2) each of the non-employee directors, except for Mr. Womble, is “independent” within the meaning of the New York Stock Exchange director independence standards currently in effect. Mr. Womble retired from Tyler in April 2016. Because of his recent employment by Tyler, Mr. Womble is not considered “independent” under the rules of the New York Stock Exchange. As a result, if each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us).
Committees and Meetings of the Board of Directors
Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter, which may be found at our website, www.tylertech.com. Each Board member participated in at least 75% of all Board and committee meetings held during the portion of 2017 that he or she served as a director and/or committee member.
During 2017, our Board of Directors held four meetings. In addition, our Board of Directors has established a policy under which our non-management members will meet at regularly scheduled (and in any event at least twice per fiscal year) executive sessions without management present and with Mr. Brattain presiding over such meetings.
The table below provides the current membership and 2017 meeting information for each of the committees:

Name	Audit	Compensation	Nominating and Governance	Executive
Donald R. Brattain	X	X
Glenn A. Carter		X	Chair
Brenda A Cline	Chair		X
J. Luther King Jr.	X	Chair
John S. Marr Jr.				Chair
Daniel M. Pope			X
Dustin R. Womble
H. Lynn Moore Jr.				X
Total Meetings in 2017	Five	Two	Two	Periodically
Below is a description of each committee. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.
Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes

•	Considering the independence of our independent auditors before we engage them

•	Reviewing with the independent auditors the fee, scope, and timing of the audit

•
Reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit

•	Performing periodic formal committee evaluations

•	Reviewing our financial statements and related regulatory filings with management and the independent auditors

•	Meeting periodically with management and/or internal audit to discuss internal accounting and financial controls

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. The Board of Directors has determined that each Audit Committee member is a non-management director who satisfies the New York Stock Exchange director independence standards and has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board of Directors has determined that Mr. Brattain, Ms. Cline, and Mr. King are “audit committee financial experts” as defined by SEC rules.
Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including base salary, annual cash incentive compensation, and long-term equity incentive compensation. The Compensation Committee reports to stockholders as required by the SEC. See “Compensation Discussion and Analysis – Compensation Committee Report.” Members of the Compensation Committee are non-management directors who, in the opinion of the Board of Directors, satisfy our Independence Standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.”
Nominating and Governance Committee. The Nominating and Governance Committee’s duties include

•	Identifying and recommending candidates for election to our Board of Directors

•	Identifying and recommending candidates to fill vacancies occurring between annual stockholder meetings

•	Reviewing the composition of Board committees

•	Periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board of Directors

•	Monitoring adherence to our “Corporate Governance Guidelines”
Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $5,000,000 without full Board approval.
Board Leadership Structure
Tyler’s governing documents allow the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board believes that if the same person holds the Chief Executive Officer and Chairman of the Board roles, the Board should and will designate one of the independent directors to serve as the Lead Director. The Board currently believes that having Mr. Marr serve as both Chairman and Chief Executive Officer is in the best interests of Tyler and its stockholders because it enhances communication between the Board and management and allows Mr. Marr to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges.
Donald R. Brattain currently serves as the Lead Director. The duties of our Lead Director are consistent with the responsibilities generally held by “lead directors” at public companies, including

•	Presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors

•	Serving as liaison between the Chairman of the Board and the independent directors

•	Having the authority to call meetings of the independent directors and preparing the agenda for such meetings

•	Coordinating the activities of the independent directors when acting as a group

•	Approving meeting schedules to ensure there is sufficient time for discussion of all agenda items

•
Advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management, including the materials provided to directors at Board meetings

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board will periodically reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs.

The Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our overall approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its responsibilities. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with Board independence and potential conflicts of interest. In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board of Directors' role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Audit Committee Financial Expert
Our Board of Directors determined that each member of the Audit Committee (Mr. Brattain, Ms. Cline, and Mr. King) possesses the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by our independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by our independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from our independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or delegated member of the Audit Committee).
Director Nominating Process
The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” as well as management nominees for director to be elected by our stockholders at each annual meeting. The Nominating and Governance Committee is comprised solely of independent directors and operates under a Charter for the Nominating and Governance Committee. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Tyler Management – Board Diversity and Director Nominee Qualifications.”
The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates, including through the retention of a professional search firm to assist in identifying appropriate nominee candidates. Nominee recommendations may also be submitted by other directors, and nomination recommendations submitted by stockholders will also be considered as described below.
The Nominating and Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the committee in care of our Corporate Secretary at our corporate headquarters, 5101 Tennyson Parkway, Plano, Texas 75024. To be considered by the Nominating and Governance Committee, stockholder nominations must be submitted in accordance with our bylaws and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our bylaws. Our bylaws require that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of stockholders by complying with required notice procedures. Nominations must be received at our corporate headquarters not less than 75 days or more than 85 days before any annual meeting of stockholders. If, however, notice or prior public disclosure of an annual meeting is given or made less than 75 days before the date of the annual meeting, the notice must be received no later than the 10th day following the date of mailing of the notice of annual meeting or the date of public disclosure of the date of the annual meeting, whichever is earlier. The notice must specify the following

•	As to each person the stockholder proposes to nominate for election or re-election as a director

•	The name, age, business address, and residence address of the person

•	The principal occupation or employment of the person

•	The class and number of shares of our capital stock that are beneficially owned by the person

•
A description of all direct and indirect compensation and other material monetary agreements, arrangements, or understandings during the previous three years, and any other material relationships, between the stockholder and the proposed nominee

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Exchange Act

•	As to the stockholder giving notice

•	The name and record address of the stockholder and any other stockholder known to be supporting the nominee

•	The class and number of shares of our capital stock that are beneficially owned by the stockholder making the nomination and by any other supporting stockholders

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any company shares
We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.
Communications with Our Board of Directors
Any stockholder or interested party who wishes to communicate with our Board of Directors or any specific director(s), including non-management director(s), may write to:
Board of Directors
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Depending on the subject matter, management will

•
Forward the communication to the director or directors to whom it is addressed (for example, if the communication received relates to our “whistleblower policy” found on our website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review)

•
Attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors)

•
Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each meeting of our Board of Directors, our Chairman will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

Director Attendance at Annual Meetings
Directors are not required to attend our annual meetings of stockholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of stockholders. Therefore, in most cases, all of our director nominees will be present at the annual meeting. All of our director nominees were present at the 2017 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our Common Stock as of March 16, 2018 by (i) each beneficial owner of more than 5% of our Common Stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management

Name and Address of Beneficial Owner (1)	Direct (2)		Options Exercisable Within 60 Days (3)	Other (4)		Total	Percent of Class (5)
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,974,317	(6)	—	—		2,974,317	7.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,915,372	(7)	—	—		2,915,372	7.6%
Brown Capital Management, LLC 1201 N. Calvert Street Baltimore, MD 21202	2,192,281	(8)	—	—		2,192,281	5.7%
Janus Henderson Group PLC 201 Bishopsgate EC2M 3AE United Kingdom	2,160,366	(9)	—	—		2,160,366	5.7%
Directors and Nominees
Donald R. Brattain	11,570		17,500	—		29,070	*
Glenn A. Carter	500		16,999	—		17,499	*
Brenda A. Cline	—		19,999	—		19,999	*
J. Luther King, Jr.	72,864		37,500	62,954	(10)	173,318	*
Daniel M. Pope	—		8,332	—		8,332	*
Dustin R. Womble	185,622	(11)	236,250	—		421,872	1.1%
Named Executive Officers
John S. Marr Jr.	221,930		451,430	90,000	(12)	763,360	2.0%
H. Lynn Moore Jr.	55,278		215,820	—		271,098	*
Brian K. Miller	50,114		88,858	—		138,972	*
All directors, nominees and executive officers as a group (9 persons)	597,878		1,092,688	152,954		1,843,520	4.7%
________________________

*	Less than one percent of our outstanding common stock

(1)	Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5101 Tennyson Parkway, Plano, Texas 75024.

(2)	“Direct” represents shares as to which each named individual has sole voting or dispositive power.

(3)	“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 16, 2018 or within 60 days thereafter.

(4)	“Other” represents the number of shares of common stock as to which the named entity or individual share voting and dispositive power with another entity or individual(s).

(5)
Based on 38,232,975 shares of our common stock issued and outstanding at March 16, 2018. Each stockholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 38,232,975 plus (ii) the number of shares such owner has the right to acquire within 60 days.

(6)
Based on information reported by The Vanguard Group on Amendment No. 5 to Schedule 13G that was filed with the SEC on February 7, 2018. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 19,561 shares, sole investment power of 2,953,487 shares, shared voting power of 4,104 shares, and shared investment power of 20,830 shares.

(7)
Based on information reported by BlackRock, Inc. on Amendment No. 8 to Schedule 13G that was filed with the SEC on January 23, 2018. BlackRock, Inc. is deemed to have beneficial ownership of all of these shares, which includes sole voting power for 2,795,497 shares, sole investment power for all 2,915,372 shares.

(8)
Based on information reported by Brown Capital Management, LLC on Amendment No. 11 to Schedule 13G that was filed with the SEC on February 14, 2018. Brown Capital Management, LLC is deemed to have beneficial ownership of these shares, which includes sole voting power of 1,355,117 shares and sole investment power for all 2,192,281 shares.

(9)
Based on information reported by Janus Henderson Group PLC on Schedule 13G that was filed with the SEC on February 13, 2018. Janus Henderson Group PLC is deemed to have beneficial ownership of these shares, which includes shared voting power of 2,160,366 shares and shared investment power for all 2,160,366 shares.

(10)
Represents shares of common stock held by clients of Luther King Capital Management, an investment advisory firm controlled by Mr. King in which he is deemed to have voting and investment power. Mr. King expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)	Includes: 171,379 shares of our common stock pledged and held in a margin account.

(12)
Includes: (a) 67,000 shares of common stock held in a partnership in which Mr. Marr is the general partner and has sole voting and investment power (the partnership is owned 99 percent by a trust in which Mr. Marr’s disclaims beneficial ownership and one percent by the general partner); and (b) 23,000 shares held in a trust in which Mr. Marr has shared voting power.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more stockholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2017 and (ii) written representations from our directors and executive officers, we believe that all of our directors, officers, and 10% or more stockholders complied with all Section 16(a) filing requirements during 2017.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our compensation objectives, policies, and practices generally, detail the specific fiscal year 2017 total compensation for our fiscal year 2017 named executive officers (the “Named Executive Officers”), and summarize the approved compensation for our fiscal year 2018 Named Executive Officers.
Compensation Philosophy and Objectives
Our Compensation Committee is responsible for reviewing and approving the design and administration of the executive compensation program. Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation philosophy is designed to attract, motivate, and retain the key executives who drive our success and industry leadership and to motivate those executives to deliver stockholder value by achieving the following overall objectives:

•
Compensation should align the interests of our executives with our stockholders – compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our long-term financial and stock performance;

•
Compensation should be competitive – compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation should be based on company performance – compensation should reward corporate performance through annual cash incentives;

•	Compensation should reflect responsibility and accountability – compensation should be based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully; and

•
Compensation should not incentivize excessive risk taking – the mix of compensation elements should be appropriately balanced between fixed pay, short-term annual incentive cash compensation, and long-term incentive equity compensation to minimize incentive for excessive risk taking.

To achieve these objectives, the Compensation Committee has designed a compensation program for our Named Executive Officers that balances the three primary elements of our executive compensation: annual base pay; annual incentive cash compensation; and long-term incentive equity compensation. Historically, long-term incentive equity compensation has been in the form of stock options. In the future, the Compensation Committee intends to award to its Named Executive Officers both stock options and restricted stock units. The Compensation Committee believes that this structure encourages our Named Executive Officers to think and act in both the near-term and long-term interests of our stockholders, without promoting excessive risk taking.
Regarding base pay and annual cash incentive compensation, the same compensation philosophy applied by the Compensation Committee to our Named Executive Officers is also utilized by management and applied throughout the entire employee base so that all employees’ incentive compensation is tied to similar goals, the difference being the amount of base pay compensation and percentage incentive compensation award in relation to base pay. Regarding long-term incentive compensation in the form of stock options and/or restricted stock or restricted stock units, management also applies the same compensation philosophy as applied by the Compensation Committee to our Named Executive Officers to senior divisional management. We believe that the application of this consistent philosophy regarding compensation further strengthens the alignment of employees’ interests with those of the stockholders.

2017 Business Highlights
Tyler continues to strengthen its position as a leading provider of software and related services for the public sector. In 2017, we continued to produce strong financial results and steady growth, particularly with respect to recurring revenues, while improving our competitive position and investing at a high level in product development. In terms of financial results, we achieved record highs in revenues, earnings and cash flows from operations.
For the year ended December 31, 2017:

•	Tyler achieved record annual GAAP revenue of $841 million, an 11 percent increase over 2016;

•	Recurring revenues increased 15 percent over 2016 to $535 million, and comprised approximately 64 percent of our total revenues in 2017;

•	GAAP earnings per share increased 49 percent to $4.18 in 2017, and non-GAAP earnings per share increased 13 percent to $3.92 - both record highs;

•	We generated a record $196 million in cash provided by operations during the year, and ended the year with total cash and investments of $250 million and no debt; and

•	Tyler closed the year with record backlog of $1.1 billion, up nearly 18 percent from 2016.
Our executive officers, along with our entire team, also delivered on key strategic performance objectives and other initiatives during 2017. In addition to achieving very strong financial results for 2017, achievements included:

•
Continued progress with our New World public safety offering, acquired by Tyler in late 2015, including significant improvements in win rates, along with achieving substantial progress on major product development initiatives;

•	Completion of three acquisitions during 2017:

•
Recognition as one of the “Best Places to Work” in several key Tyler office locations, including #19 on the Dallas Morning News “Top 100 Places to Work” and #10 on the Maine Biz “Best Places to Work in Maine”; and

•	Ranking by Forbes on its “Most Innovative Growth Companies” list, as well as (for the ninth time) its list of “America’s Best Small Companies”.
For a description of our non-GAAP earnings per share for 2017, see “Compensation Discussion and Analysis – 2017 Named Executive Officer Compensation.” Also, please refer to http://investors.tylertech.com/interactive_analyst_center for a reconciliation of non-GAAP measures.
Compensation Program Actions
Our compensation program for our Named Executive Officers has three components:

•	Compensation Program Design – actions related to the overall design and governance of our executive compensation program

•	Company Performance Review for Prior Fiscal Year – actions approving actual incentive cash compensation awards for the just-completed fiscal year

•	Setting Compensation for Current Fiscal Year – actions that set future base pay and incentive compensation targets for the upcoming fiscal year
Compensation Program Design. Each year, our Chief Executive Officer, in conjunction with the Human Resources Department, reviews the market competitiveness of our executive compensation relative to technology and broad industry peers, which is described in detail below. If the review shows that our executive compensation is not competitive, our Chief Executive Officer will recommend changes to the Compensation Committee. He may also recommend changes to the executive compensation program based on changes in the business environment in which we operate. The Compensation Committee periodically reviews the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation and the mix of short-term and long-term compensation, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes.

Peer Group and Surveys. We joined the Radford Global Technology Survey (the “Radford Survey”) in 2010. Nearly 2,000 technology and life science companies use the Radford Survey to benchmark their compensation practices for all levels within their organizations. Management utilizes the Radford Survey to determine the reasonableness of compensation for various levels of employees, including executives. The Compensation Committee considered comparative market data from a broad set of technology companies in the Radford Survey.
In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we establish and utilize a peer group of approximately 20 public companies of similar size in the software industry (the “Peer Group”) each year to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group companies provide perspective and reflect the external market’s valuation of key executive compensation. External information is considered with internal factors such as an executive’s position, experience, and responsibilities. The Peer Group is reviewed annually and adjusted as required by changes in the market.
In February 2018, we reviewed the Peer Group utilized in 2017, comparing them to Tyler considering the following four key metrics: revenues; market capitalization; net income; and total assets. The Compensation Committee determined that based on these metrics the Peer Group was appropriate for comparative purposes. The 20 companies in the Peer Group used to assist in setting 2018 compensation were:

ACI Worldwide, Inc.	MicroStrategy Incorporated
Ansys, Inc.	NetScout Systems, Inc.
Aspen Technology, Inc.	Pegasystems, Inc.
athenahealth, Inc.	RealPage, Inc.
Blackbaud, Inc.	ServiceNow, Inc.
Guidewire Software, Inc.	Splunk, Inc.
Jack Henry & Associates, Inc.	SS&C Technologies Holdings, Inc.
J2 Global, Inc.	Tableau Software, Inc.
Manhattan Associates, Inc.	The Ultimate Software Group, Inc.
Medidata Solutions, Inc.	Veeva Systems Inc.
The Compensation Committee continues to utilize the Radford Survey in addition to the Peer Group. The Compensation Committee uses market survey data like the Peer Group and Radford Survey not as a benchmark per se, but rather as a reasonableness check. This flexibility is important in designing compensation arrangements to attract and retain new executives in the highly competitive and rapidly changing environment in which we compete.
Positioning of Pay. The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Chief Executive Officer’s recommendations and a variety of data sources, including analysis of the Peer Group and Radford Survey. We do not apply a formula that ties our total compensation levels to specific market percentiles.

Mix of Pay Elements. As described above, our philosophy is to provide a significant portion of total compensation linked to performance that we believe will create long-term stockholder value. To achieve these objectives, the executive compensation program relies on the following three elements of total compensation:

Element	Form of Compensation	Purpose	Metric
Base salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Salaries are set each year based on the executive's position, responsibilities, experience, and retention risk. Base salary is a fixed component and is not dependent on achieving goals
Incentive cash compensation under the annual bonus plan	Cash	Create a strong financial incentive for achieving or exceeding annual financial performance goals	Achieving adjusted earnings per share goals, which are recommended by the CEO and approved by the Compensation Committee
Equity-based compensation	Stock options and restricted stock units	Create a strong financial incentive for creating stockholder value, encourage a significant company equity stake, and provide a direct incentive for future performance	Discretionary, but set each year based on the executive's position, experience, responsibilities, and retention risk

Our executive compensation program is designed to provide an incentive and reward for the achievement of both short-term and long-term objectives. We believe that sustained achievement of measurable financial objectives leads to increased stockholder value. To achieve these objectives, we use a mix of short-term compensation (base salaries and annual cash bonuses) and long-term incentives to provide a total compensation structure that is designed to reward sustained strong performance while providing cash compensation that remains competitive for our industry. In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh the incentive compensation elements (both cash and equity) more heavily. For more information, see “Compensation Discussion and Analysis – 2017 Named Executive Officer Compensation – Compensation Mix.”
Base salary is intended to provide competitive, fixed compensation to attract and retain exceptional executive talent. Annual incentives are intended to reward the achievement of short-term objectives, with a view to long-term stockholder value. Our 2017 incentive compensation plan is based on annual non-GAAP earnings per share (which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations) and is structured with graduated benefits for overachievement and consequences for underachievement of objectives. Over the past several years, our stock price has increased significantly, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained relatively constant. Therefore, for incentive compensation purposes, we believe that non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations, removes certain uncontrollable variables and provides a more accurate picture of our financial performance. While our annual incentive compensation plan is based on a given year’s non-GAAP earnings per share, the initial establishment of the criteria for full achievement of the target bonus from year to year is based on a longer -term view of appropriate growth. In other words, performance that meets our internal plan in a given year may not necessarily correspond with our executives earning 100% of the target bonus, if the internal plan does not meet the goal of overall year-over-year growth. For more information on the calculation of 2017 incentive compensation, see “Compensation Discussion and Analysis – 2017 Named Executive Officer Compensation – 2017 Compensation Committee / Board of Director Actions.”

Equity incentives, previously comprised of stock options only, are intended to reward sustained achievement of long-term objectives through time-based vesting periods. Stock options granted to our executive officers have a ten-year life. Beginning in 2016, options vest ratably over a three-year period for employees (including Named Executive Officers) who are at least fifty years of age and have tenure with the company of at least fifteen years; otherwise, options will vest ratably over a five-year period. Beginning in 2018, restricted stock and RSUs will also vest ratably over three-year or five-year periods, as determined by the Compensation Committee. Our allocations reflect our philosophy that a significant portion of our executive officers’ compensation should be performance-based and therefore at risk depending on the company’s performance. Through the use of equity incentives, a significant portion of potential compensation is tied directly to stock price appreciation, further aligning the interest of our executive officers with those of our stockholders. All equity incentive awards are granted in semi-annual tranches (on or about June 1 and December 1). Stock option awards are made with an exercise price equal to the market price at the time of the award.
Our philosophy with regard to granting equity incentive awards is to:

•	strive to ensure that the overall number and value of equity incentive awards is reasonable; and

•
focus equity incentive awards on a relatively small number of key employees, with varying combinations of stock options and/or restricted stock unit awards, determined to have a direct impact on our ability to achieve our long-term goals, with the largest equity incentive grants awarded to our top performers and individuals with the greatest responsibilities and the potential to drive long-term share price appreciation.

Assessment of Risk. Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the three compensation elements. The base salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual cash incentive compensation is principally focused on short-term performance with consideration given to long-term stockholder value (non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on long-term stock price growth through the grant of stock incentives. Our annual cash incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, which reduces the incentive for short-term excessive risk taking. Moreover, our stock option grants occur in fixed amounts on a semi-annual basis (on or about June 1 and December 1), which eliminates the ability of executive officers to time the grant of options around short-term, market events. Further, options granted to Named Executive Officers vest over a three-year or five-year period beginning on the first anniversary of the grant date (as described above), which further emphasizes the long-term nature of this compensation component and reduces the incentive for risk taking.
Finally, the Board of Directors adopted the Executive Compensation Recovery Policy effective January 1, 2010, which provides that the independent directors can direct the company to recover all or a portion of any bonus or incentive compensation paid to an executive if, in the opinion of the independent directors, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements. See “Compensation Discussion and Analysis – 2017 Named Executive Officer Compensation – 2017 Compensation Committee / Board of Director Actions.” In addition, the proposed 2018 Stock Incentive Plan also includes a “clawback/forfeiture” provision pursuant to which the Compensation Committee may provide in any equity incentive award agreement that (1) the Compensation Committee may in its discretion cancel the award if the holder of the award engages in certain defined detrimental activity, and/or (2) the holder of an award is required to repay any amount in excess of what the holder should have received, whether by reason of a financial restatement, mistake in calculations, administrative error, or otherwise. In addition, all awards would be subject to reduction, cancellation, forfeiture, or recoupment as required under applicable law.
Consideration of Say-on-Pay Vote Results. In determining our Named Executive Officers’ compensation, we considered the results of the shareholder advisory vote on our executive compensation policies at the 2017 annual meeting of shareholders. The shareholders approved our executive compensation policies by a vote of 88 percent. Therefore, we believe that our policies ensure alignment with our shareholders and appropriately reflect our “pay for performance” philosophy.
Company Performance Review Process for Prior Fiscal Year. Each year, the Compensation Committee approves the incentive compensation for the prior fiscal year based on the achievement of defined incentive compensation plans that were approved by the Compensation Committee at the beginning of the prior fiscal year. Annual bonuses are reviewed by the Compensation Committee and generally paid shortly thereafter. While the payment of annual incentive compensation is based solely on the achievement of pre-defined and pre-approved metrics, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and stock option awards as it deems appropriate. These adjustments may be based on subjective factors such as the Compensation Committee’s assessment of external factors, including general economic and market conditions, unforeseen “one-time” events affecting financial performance or driving stockholder value, the executive’s assumption of additional responsibilities, the degree of difficulty of a particular assignment, and the executive’s experience, tenure, and future prospects with Tyler.

Setting Compensation for Current Fiscal Year. Each year, the Compensation Committee approves base salary, the metrics for annual incentive compensation plans, and the amount of stock options to be granted to the Named Executive Officers as part of our semiannual option grants. In so doing, the Committee reviews recommendations by the Chief Executive Officer and analyzes the Peer Group and Radford Survey, internal business plans, and general economic conditions. For more information on the establishment of 2017 Named Executive Officer compensation, see “Compensation Discussion and Analysis – 2017 Named Executive Officer Compensation.”
2017 Named Executive Officer Compensation
In February 2017, the Compensation Committee approved the total 2017 compensation packages for each of the Named Executive Officers, including the Chief Executive Officer. The total compensation packages included base salary, an annual cash incentive compensation plan, and proposed stock option grants. The Compensation Committee reaffirmed the appropriateness and amount of stock option grants prior to the June 1 and December 1 awards.
Role of the Chief Executive Officer. In February 2017, our Chief Executive Officer, John S. Marr Jr., attended the Compensation Committee meeting at the request of the Chairman of the Compensation Committee. Mr. Marr was asked to discuss senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2017 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey, as well as the financial outlook for 2017. Mr. Marr noted that the Named Executive Officers’ 2016 total cash compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding 2017 base salary increases, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term incentives (stock option awards) for each Named Executive Officer, including himself. Mr. Marr noted that our stock price has increased significantly over recent years, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained relatively constant. Therefore, Mr. Marr recommended using non-GAAP earnings per share for annual cash incentive compensation purposes, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with the amortization of acquisition intangibles arising from business combinations, with graduated benefits for overachievement and consequences for underachievement of objectives, as doing so would remove certain uncontrollable variables and provides a more accurate picture of our financial performance. Mr. Marr was excused from the meeting after his presentation and did not participate in the Compensation Committee’s discussion of executive compensation for 2017. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.
Analysis of Compensation Elements. The principal elements of our executive compensation program in 2017 were (1) base salary, (2) annual cash bonus, and (3) stock options, each of which is described in more detail below:
Base Salary. Base salary represents the single fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2017, the Compensation Committee approved base salary adjustments for each of the Named Executive Officer’s annual base salary as set forth below:

Name	Increase ( Decrease)	2016 Salary	2017 Salary
John S. Marr Jr.	(21)%	$538,000	$425,000
H. Lynn Moore Jr.	25%	$339,000	$425,000
Brian K. Miller	9%	$339,000	$370,000

The Chief Executive Officer recommended a 21% reduction to his own salary and a 25% increase for Mr. Moore to reflect the leadership transition that was beginning at that time. Mr. Marr was elevated to Chairman and Chief Executive Officer with a corresponding reduction in schedule and Mr. Moore was promoted to President. He also recommended a 9% salary increase for Mr. Miller. The recommendations were based on two factors. First, he referenced nationwide market survey information from the Peer Group and Radford Survey. This information included comparisons to similar-sized companies in the technology and life sciences industries with annual revenues between $500 million and $1 billion. The survey indicated that the base salary and total annual compensation for our Named Executive Officers was below the average base salary reflected in the Peer Group and Radford Survey. Second, and most important, he believed that it was appropriate to reward executive management for the company’s strong performance in 2016.

The Compensation Committee reviewed the nationwide market survey information in a summary report and considered the company’s growth in both revenue and earnings per share, as well as the Chief Executive Officer’s recommendations, in independently determining the 2017 salary adjustments. As noted above, the Compensation Committee does not adhere to strict formulas or rely to any significant extent on market survey data to determine total compensation or the mix of compensation elements. Market survey data is not used as a benchmark per se, but rather is referred to by the Compensation Committee as a reasonableness check.
Annual Cash Bonus. A significant portion of each executive’s annual compensation is in the form of a cash bonus. We believe that some meaningful portion of the executive’s compensation should be contingent upon the successful achievement of our annual corporate objectives. In February 2017, the Compensation Committee approved the 2017 Incentive Compensation Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted non-GAAP earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy (which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with the amortization of acquisition intangibles arising from business combinations, and did not include any individual performance goals). The Board of Directors also reviews the annual operating plan. The 2017 Incentive Compensation Plan for the Named Executive Officers was similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within the company up to and including executive management. Target incentives are determined based on experience, level of responsibility, and retention risk.
The 2017 Incentive Compensation Plan provided the opportunity for the executive officers as well as our corporate employees to earn incentive compensation at the following levels:

•	175% of target based on achieving 116% of adjusted earnings per share goal

•	170% of target based on achieving 115% of adjusted earnings per share goal

•	165% of target based on achieving 114% of adjusted earnings per share goal

•	160% of target based on achieving 113% of adjusted earnings per share goal

•	155% of target based on achieving 112% of adjusted earnings per share goal

•	150% of target based on achieving 111% of adjusted earnings per share goal

•	145% of target based on achieving 110% of adjusted earnings per share goal

•	140% of target based on achieving 109% of adjusted earnings per share goal

•	135% of target based on achieving 107% of adjusted earnings per share goal

•	130% of target based on achieving 106% of adjusted earnings per share goal

•	125% of target based on achieving 105% of adjusted earnings per share goal

•	120% of target based on achieving 104% of adjusted earnings per share goal

•	115% of target based on achieving 103% of adjusted earnings per share goal

•	110% of target based on achieving 102% of adjusted earnings per share goal

•	105% of target based on achieving 101% of adjusted earnings per share goal

•	100% of target based on achieving 100% of adjusted earnings per share goal

•	95% of target based on achieving 99% of adjusted earnings per share goal

•	90% of target based on achieving 98% of adjusted earnings per share goal

•	85% of target based on achieving 97% of adjusted earnings per share goal

•	80% of target based on achieving 96% of adjusted earnings per share goal

•	75% of target based on achieving 95% of adjusted earnings per share goal

•	70% of target based on achieving 94% of adjusted earnings per share goal

•	65% of target based on achieving 93% of adjusted earnings per share goal

•	60% of target based on achieving 91% of adjusted earnings per share goal

•	55% of target based on achieving 90% of adjusted earnings per share goal

•	50% of target based on achieving 89% of adjusted earnings per share goal

•	45% of target based on achieving 88% of adjusted earnings per share goal

•	40% of target based on achieving 87% of adjusted earnings per share goal

•	0% of target based on achieving less than 87% of adjusted earnings per share goal

For 2017, we achieved actual non-GAAP earnings per share of $3.92, which included adjustments to 2017 GAAP pre-tax income for (i) $663,000 of write-downs of acquisition-related deferred revenue and acquired leases, (ii) $38.5 million of share-based compensation expense and employer portion of payroll taxes on employee stock transactions, and (iii) $36.0 million of amortization of intangibles arising from business combinations. Based on our actual non-GAAP earnings per share of $3.92, we earned 120% of the target bonus for 2017. In order to earn 100% of the target bonus for 2017, we had to achieve the non-GAAP earnings per share goal of $3.76 to $3.799, which was generally in a range consistent with our long-term growth objectives. In order to achieve the threshold bonus of 40% of target, we had to achieve non-GAAP earnings per share of $3.28. In order to achieve the maximum bonus of 175% of target, we had to achieve non-GAAP earnings per share of $4.36. The operating plan is developed from the “bottom-up” and considers a wide range of factors that impact our results, including the general economic environment, our market, competitive landscape, initiatives and investments, and various other risks and opportunities. As of the beginning of the plan year, achievement of the plan was generally considered to be challenging but reasonably possible when all such factors were considered.
In February 2017, the Compensation Committee approved target 2017 incentive awards at 100% of base salary for Messrs. Marr, Miller, and Moore.
Stock Options. The third component of our Named Executive Officers’ 2017 compensation is stock options. As discussed above, stock options promote long-term performance and serve as a means of attracting, motivating, and retaining executive officers. Stock options also provide a vital link between the long-term results achieved for our stockholders and the rewards provided to executive officers and other key employees.
In February 2017, our Chief Executive Officer recommended stock option grants for our Named Executive Officers. The option grants for Messrs. Marr and Miller were consistent with the 2016 stock option grants. Mr. Moore’s option grant was increased to reflect his promotion to President. Our Chief Executive Officer further recommended these grants be made in two equal tranches on June 1 and December 1, 2017, which was consistent with our semi-annual grant policy. The term and vesting period for stock option grants was consistent with stock option grants made to all our employees.
In February 2017, the Compensation Committee preliminarily approved the size of option grants to our Named Executive Officers. In so doing, the Compensation Committee considered many factors, including the fact that our Named Executive Officers’ total cash compensation is below the average as reflected in the Peer Group and Radford Survey, the recommendation of our Chief Executive Officer, our potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and our retention risk for each Named Executive Officer. The Compensation Committee does not have a set formula to determine which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews Institutional Shareholder Services, Inc. guidelines as to the appropriate level of stock option awards granted for companies of similar characteristics. Prior to June 1, 2017, the Compensation Committee approved the actual grants of stock options to each Named Executive Officer as set forth below:

Name	June 1, 2017	December 1, 2017
John S. Marr Jr.	25,000	25,000
H. Lynn Moore Jr.	25,000	25,000
Brian K. Miller	16,500	16,500

Stock option awards were made in 2017 to approximately 11% of all employees. The Named Executive Officers were awarded approximately 16% of the total annual recurring stock options granted to employees in 2017 as part of our annual recurring stock option grant program. In 2017, the percentage of total stock option awards for our annually recurring grants to Named Executive Officers was as follows:

Name	Percentage of total annually recurring stock option awards
John S. Marr Jr.	6%
H. Lynn Moore Jr.	6%
Brian K. Miller	4%

Compensation Mix. The mix of the three key elements of 2017 Named Executive Officer compensation is designed with the objective of putting a substantial portion of executive pay at risk. While base salaries are intended to be fixed and certain, the other two elements only have value if adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements at risk motivates and challenges our Named Executive Officers to achieve positive returns for our stockholders. For 2017, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at Risk
Name	Base Salary	Bonus	Stock Options
John S. Marr Jr.	11%	14%	75%
H. Lynn Moore Jr.	11%	14%	75%
Brian K. Miller	14%	17%	69%

The table above depicts the relative mix of pay elements for 2017, consisting of base salary earned, annual bonus cash incentive earned, and the aggregate grant date fair value of annual recurring stock option grants made to the executive officers. For more detail, see “Executive Compensation – Summary Compensation Table.”
Additional Considerations. In addition to the general philosophies and specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Named Executive Officers in 2017:

•	Our 2017 anticipated and actual financial performance

•	Terms of employment agreements

•	The previously approved annual incentive compensation plan for each Named Executive Officer
With respect to our Chief Executive Officer’s 2017 total compensation package, the Compensation Committee also considered the following:

•	Management’s goal of year-over-year earnings per share growth

•	Management’s focus on strengthening our balance sheet

•	Management’s strategic mission to increase profitability through sustained internal growth, including growth in recurring revenues

•	Management’s directive to develop and deploy premier technology through continued investment

•	Mr. Marr’s contribution to the achievement of each of these strategic initiatives

•	Reference to levels of compensation of other chief executive officers of similarly sized, publicly held companies in similar industries
After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2017 to be appropriate and reasonable.

2018 Named Executive Officer Compensation
In February 2018, the Compensation Committee met and approved the total compensation packages for each of the Named Executive Officers for 2018, including our Chief Executive Officer. In addition to stock options, the long-term incentive portion of the package will include restricted stock units. The proportional value of long term incentives will remain essentially unchanged with stock options and restricted stock units each comprising 50% of the relative value. The decision to add restricted stock units was based on a competitive analysis of the Peer Group and the Radford Survey which both reported the wide use of various forms of restricted shares. The addition of restricted stock units is contingent upon stockholder approval of the 2018 Stock Incentive Plan.
Role of the Chief Executive Officer. In February 2018, our Chief Executive Officer, John S. Marr Jr., attended the Compensation Committee meeting at the request of the Chairman of the Compensation Committee. Mr. Marr was asked to discuss senior management’s philosophy regarding executive compensation and short- and long-term objectives for the purpose of assisting the Compensation Committee in establishing 2018 total compensation for the Named Executive Officers. In addition, Mr. Marr was asked to present the results of the analysis of the Peer Group and Radford Survey, as well as the financial outlook for 2018.

Mr. Marr discussed continued changes in the duties for himself, as Chairman of the Board and Chief Executive Officer, and Mr. Moore, as President. Mr. Marr further discussed the scope of additional responsibilities of the Named Executive Officers resulting from the growth of the Company over the past several years. Mr. Marr noted that 2017 total cash compensation was below the median and mean as represented by the Peer Group. Mr. Marr made recommendations regarding a 2018 base salary decrease for himself, 2018 base salary increases for Messrs. Moore and Miller, annual bonus performance targets with corresponding minimum and maximum bonus payout potentials, and long-term incentives (stock option awards and restricted stock units, contingent upon stockholder approval) for each Named Executive Officer, including himself. Mr. Marr recommended that the value of each of the annual equity grants (stock options and restricted stock units) be relatively equal in value. Mr. Marr noted that our stock price has increased significantly over recent years, which has led to significantly higher share-based compensation expense under the Black-Scholes valuation methodology, even as the aggregate amount of equity grants to management and key personnel has remained relatively constant. Therefore, Mr. Marr recommended using non-GAAP earnings per share calculation, for annual cash incentive compensation purposes only, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations, with graduated benefits for overachievement and consequences for underachievement of objectives, as doing so would remove certain uncontrollable variables and provides a more accurate picture of our financial performance. The Compensation Committee has the authority to accept, reject, or modify the Chief Executive Officer’s recommendations.
2018 Compensation Committee / Board of Director Actions. In February 2018, the Compensation Committee approved the following 2018 total compensation for the Named Executive Officers and other measures:
Base Salary. For 2018, the Compensation Committee approved a 29.4% decrease for Mr. Marr, a 17.6% increase for Mr. Moore, and a 3.5% increase for Mr. Miller. This was based on overall changes in duties and responsibilities for Messrs. Marr and Moore and the scope of additional responsibilities of the Named Executive Officers resulting from the growth of the Company over the past several years, the Company’s strong performance in 2017, and the fact that the Peer Group and the Radford Survey data indicated that annual base compensation was below the median and the mean for each of the Named Executive Officers.
Annual Cash Bonus. For 2018, the Compensation Committee approved target bonus awards at 100% of base salary for each of Messrs. Marr, Moore, and Miller. The Compensation Committee further approved the 2018 Incentive Compensation Plan for the Named Executive Officers at graduated scale levels similar to the 2017 Incentive Compensation Plan. To earn 100% of the target bonus under the 2018 Incentive Compensation Plan, the Company must achieve the non-GAAP earnings per share goal of $4.73 to $4.779, as adjusted to exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with amortization of intangibles arising from business combinations. The target bonus is based on our operating plan, which was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 40% of target, the Company must achieve 87% of the non-GAAP earnings per share goal, or a range of $4.13 to $4.179.
Stock Options. For 2018, the Compensation Committee preliminarily approved stock option grants of 22,500 for each of Messrs. Marr and Moore and 15,000 for Mr. Miller. In 2017, Messrs. Marr and Moore were granted 50,000 options, and Mr. Miller was granted 33,000 options. The options will be issued in two equal tranches on or about June 1 and December 1, 2018, subject to final approval by the Compensation Committee.
Options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer, each of whom is at least fifty years of age and has a tenure with the Company of at least fifteen years. The Compensation Committee believes these vesting schedules emphasize the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders.
Restricted Stock Units (RSUs). For 2018, the Compensation Committee conditionally approved grants of restricted stock units (“RSUs”) for 7,500 shares for each of Messrs. Marr and Moore and 5,000 shares for Mr. Miller. These grants are contingent upon stockholder approval of the 2018 Stock Incentive Plan. If the 2018 Stock Incentive Plan is not approved by the stockholders, the number of stock options granted to our Named Executive Officers as described above will be doubled.

Annual RSU grants to the Named Executive Officers will be subject to performance-based vesting with a performance period of three years. The performance measure used to determine the number of RSUs vested at the end of the three-year performance period is average annual revenue growth over that period. The three-year cliff vesting period reinforces the importance of sustained revenue growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, thereby further aligning the interests of the Named Executive Officers with those of the stockholders. Upon vesting, the vested RSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested RSU.

The following table sets forth the performance criteria that must be met for annual RSU grants to be earned and eligible for vesting:

Average Annual Revenue Growth (1)	Percentage of RSUs to be earned and eligible for vesting

Under 6%	—
6.0% -7.49%	50%
7.5%-8.99%	80%
9.0%-10.99%	100%
11.0% and above	120%
________________________
(1) Adjusted for material acquisitions.
Executive Compensation Recovery Policy
Accountability is a Company fundamental value. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, group and division presidents, senior financial management, and other key financial employees, and is included in the compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct us to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in our best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
Other Compensation Topics
Benefits. Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, and other welfare benefit programs.
Employment Contracts
In February 2018, we entered into new five-year employment agreements with John S. Marr Jr. (Chairman of the Board and Chief Executive Officer), H. Lynn Moore Jr. (President), and Brian K. Miller (Executive Vice President - Chief Financial Officer and Treasurer). The new agreements also provide for an automatic extension of one year at the end of the five-year initial term, unless we provided at least three-months’ prior written notice that we do not wish to extend the term. The new agreements replace prior employment agreements, which had an initial five-year term that expired in February 2018.

Under the terms of the new employment agreements, Messrs. Marr, Moore and Miller will receive minimum base salaries of $300,000, $500,000 and $383,000, respectively. These executives will also participate in performance bonus or incentive compensation plans made available to our comparable-level employees and receive all employee benefits and perquisites normally offered to our executive employees. Each agreement provides for payment of accrued compensation as well as a severance payment equal to each executive’s then-current base salary and target bonus upon the executive’s termination of employment without cause, or upon the executive’s termination of employment within thirty days of a change in control. A change in control is defined as our merger or consolidation into an unaffiliated entity, our dissolution or liquidation, the sale of all or substantially all of our assets, the acquisition by any person, entity or group of more than 30% of our voting stock, or a change in the majority of our Board of Directors that was not approved by the then existing directors. In addition to the payment of accrued compensation and the severance payment, each agreement also provides that we will continue to provide medical benefits for 12 months after the date of termination without cause or upon a change in control. In the event of a termination without cause, a termination due to disability or death, or a termination because of a change in control, all unvested options, restricted stock units or other equity awards outstanding as of the date of the executive’s termination would immediately become fully vested and, as applicable, exercisable.

In addition, the new employment agreements provide that Messrs. Marr, Moore and Miller be granted options to purchase 112,000, 112,000, and 40,000 shares of our Common Stock, respectively. The options were granted at an exercise price equal to the closing market price of our common stock as reported by the New York Stock Exchange as of the February 26, 2018, date of grant. The options vest in equal installments on the first, second, third, fourth, and fifth anniversary of the grant date and are subject to terms and conditions of the 2010 Stock Option Plan and our standard option agreement.
The new employment agreements also provide that Messrs. Marr, Moore and Miller will be granted 36,000, 36,000 and 12,000 restricted stock units, respectively, contingent on approval by the stockholders of the 2018 Stock Incentive Plan at the annual meeting of stockholders scheduled for May 9, 2018. The restricted stock units will vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreements. If the stockholders do not approve the 2018 Stock Incentive Plan (and, therefore, the use of restricted stock units), additional options will be granted in the same amounts as the February 2018 grants on May 9, 2018, the date of the 2018 annual meeting of stockholders
In contrast to our general vesting schedules, the vesting schedules of the stock option and restricted stock unit grants associated with the new employment agreements are structured to coincide with the full five-year term of the contracts.
We developed a standard severance package for our Named Executive Officers because we believe it is necessary to attract and retain qualified executive officers and to minimize the distraction caused by a potential transaction and reduce the risk that an executive officer departs before an acquisition is consummated. We believe that a pre-existing plan allows our executive officers to focus on continuing normal business operations and on the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount paid to executives in the event of termination without cause or upon a change in control.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC's Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
This report is submitted by the Compensation Committee.
J. Luther King Jr., Chairman
Donald R. Brattain
Glenn A. Carter
Compensation Committee Interlocks and Insider Participation
In 2017, the Compensation Committee consisted of J. Luther King Jr. (Chair), Donald R. Brattain, and Glenn A. Carter. No member of the Compensation Committee was an officer or employee of the company. None of our executive officers served on the compensation committee or equivalent of any other entity.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2017, 2016, and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
John S. Marr Jr.	2017	$425,000			$2,780,462	$510,000		$9,630	$3,725,092
Chairman of the Board and	2016	$538,000			$2,379,053	$753,200		$10,861	$3,681,114
Chief Executive Officer	2015	$512,000			$2,308,573	$614,400		$10,944	$3,445,917
H. Lynn Moore Jr.	2017	$425,000			$2,780,462	$510,000		$12,961	$3,728,423
President	2016	$339,000			$1,593,965	$355,950		$11,607	$2,300,522
	2015	$323,000			$1,546,743	$290,700		$8,550	$2,168,993
Brian K. Miller	2017	$370,000			$1,835,105	$444,000		$12,232	$2,661,337
Executive Vice President,	2016	$339,000			$1,593,965	$355,950		$11,387	$2,300,302
Chief Financial Officer and Treasurer	2015	$323,000			$1,546,743	$290,700		$8,550	$2,168,993
______________________

(1)
Represents aggregate grant date fair value of awards granted and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to note 9 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2017, as filed with the SEC. This fair value does not represent cash received by the executive in the relevant year, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

(2)	These amounts consist of amounts earned under Tyler’s incentive compensation plan for each respective year and generally paid in the following year.

(3)	All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan and tickets to sporting events.

CEO Pay Ratio

Our CEO to median employee pay ratio is calculated in accordance with Item 402(u) of the SEC's Regulation S-K. We identified the median employee by examining the annual total compensation for all of our employees, excluding our CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. To determine the median employee, we calculated the total annual compensation for each of our 4,125 employees as the sum of the following amounts:

•	Annual base pay

•	The company's matching contributions to the employee's 401(k) account

•	Calendar year cash bonus

•	Calendar year stock option grants (incentive or nonqualified stock options)
We believe the use of these components for all employees is a consistently applied compensation measure that includes all of the compensation elements that are widely distributed throughout our organization, including retirement benefits. We calculated annual total compensation for the median employee using the same methodology we use for our Named Executive Officers as set forth in the 2017 Summary Compensation table included in this proxy statement. The total annual compensation calculated for our CEO was $3,725,092 and for our median employee was $82,039. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2017 is 45.4 to 1.

Grants of Plan-Based Awards in 2017
The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2017:

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Target ($)	Maximum ($)
John S. Marr Jr.	2/7/2017	$425,000	$743,750
	6/1/2017	$—	$—	25,000	$171.44	$1,336,422
	12/1/2017	$—	$—	25,000	$181.79	$1,412,040
H. Lynn Moore Jr.	2/7/2017	$425,000	$743,750
	6/1/2017	$—	$—	25,000	$171.44	$1,336,422
	12/1/2017	$—	$—	25,000	$181.79	$1,414,040
Brian K. Miller	2/7/2017	$370,000	$647,500
	6/1/2017	$—	$—	16,500	$171.44	$903,158
	12/1/2017	$—	$—	16,500	$181.79	$931,947
______________________

(1)
The target and maximum plan award amounts reported in these columns are derived from our 2017 Incentive Compensation Plan. The actual payout amounts for 2017 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.

(2)
The options awarded on June 1, 2017 and December 1, 2017 for Messrs. Marr, Moore and Miller were granted as part of Tyler’s broad-based annual stock option grants. These options will vest ratably over a three-year period beginning on the first anniversary of the grant date for each Named Executive Officer who is at least fifty years of age or older and has a tenure with the company of at least fifteen years or more. All options have a contractual term of ten years. The option terms are the same for substantially all the options granted to employees on June 1, 2017 and December 1, 2017; certain key employees who are closer to retirement age may, in the discretion of our Chief Executive Officer, receive shorter vesting periods.

(3)
The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2017. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and, as such, further align management’s interest with those of our stockholders.

Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2017:

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date
John S. Marr Jr.	4,152	—	$24.08	6/15/2021
	9,000	—	$29.72	12/15/2021
	—	9,000	$39.36	6/15/2022
	17,000	9,000	$47.20	12/14/2022
	256,000	64,000	$54.45	02/11/2023
	23,040	5,760	$68.17	6/14/2023
	23,040	5,760	$100.43	12/13/2023
	15,600	10,400	$81.21	6/13/2024
	15,600	10,400	$108.81	12/15/2024
	16,666	8,334	$121.05	6/1/2025
	16,666	8,334	$176.80	12/1/2025
	8,333	16,667	$154.85	6/1/2026
	8,333	16,667	$143.42	12/1/2026
	—	25,000	$171.44	6/1/2027
	—	25,000	$181.79	12/1/2027
H. Lynn Moore Jr.	6,000	6,000	$39.36	6/15/2022
	18,000	6,000	$47.20	12/14/2022
	96,000	24,000	$54.45	2/11/2023
	15,360	3,840	$68.17	6/14/2023
	15,360	3,840	$100.43	12/13/2023
	10,500	7,000	$81.21	6/13/2024
	10,500	7,000	$108.81	12/15/2024
	6,700	10,050	$121.05	6/1/2025
	6,700	10,050	$176.80	12/1/2025
	3,350	13,400	$154.85	6/1/2026
	3,350	13,400	$143.42	12/1/2026
	—	25,000	$171.44	6/1/2027
	—	25,000	$181.79	12/1/2027
Brian K. Miller	—	6,000	$39.36	6/15/2022
	—	6,000	$47.20	12/14/2022
	—	24,000	$54.45	2/11/2023
	—	3,840	$68.17	6/14/2023
	15,360	3,840	$100.43	12/13/2023
	10,500	7,000	$81.21	6/13/2024
	10,500	7,000	$108.81	12/15/2024
	11,166	5,584	$121.05	6/1/2025
	11,166	5,584	$176.80	12/01/2025
	5,583	11,167	$154.85	6/1/2026
	5,583	11,167	$143.42	12/01/2026
	—	16,500	$171.44	6/1/2027
	—	16,500	$181.79	12/01/2027
______________________

(1)
Stock options expire on the tenth anniversary of the date of grant. Stock options granted in 2011 and 2012 vest and become exercisable ratably on the third, fourth, fifth, and sixth anniversaries of the date of grant. All other stock options vest ratably over a five-year period beginning on the first anniversary of the grant date. Beginning in 2016, stock options granted to persons who are at least fifty years of age and have a tenure with the company of at least fifteen years vest ratably over a three-year period beginning on the first anniversary of the grant date, and stock options granted to others vest over a five-year period beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested
The following table shows stock option exercises during 2017 by each of the Named Executive Officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
John S. Marr Jr.	161,828	$23,852,247
H. Lynn Moore Jr.	48,000	$6,914,810
Brian K. Miller	153,344	$17,270,229

Potential Payments under Employment Contracts
The Named Executive Officers would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2017, including if a change in control had occurred during 2017:

	Termination Without Cause		Upon a Change in Control
Name	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Lump Sum Severance and Non-Compete Payment	Continuation of Health Care Benefit	Accelerated Vesting of Stock Options
John S. Marr Jr.	$1,700,000	$19,959	$1,700,000	$19,959	$5,417,137
H. Lynn Moore Jr.	$1,700,000	$19,959	$1,700,000	$19,959	$5,248,666
Brian K. Miller	$1,480,000	$19,959	$1,480,000	$19,959	$3,551,967

Director Compensation
The following table sets forth a summary of the compensation paid to our non-employee directors in 2017:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Donald R. Brattain	$48,000	270,943	(3)	318,943
Glenn A. Carter	39,000	270,943	(4)	309,943
Brenda A. Cline	57,000	270,943	(4)	327,943
J. Luther King Jr.	47,000	270,943	(5)	317,943
Larry D. Leinweber (6)	32,500	270,943	(7)	303,443
Daniel M. Pope	36,000	270,943	(8)	306,943

______________________

(1)	Non-employee directors receive the following compensation

•	An annual retainer of $35,000 for the chairman of the Audit Committee and $25,000 for the other non-employee directors

•	A fee of $2,500 for each Board meeting attended in person and $1,250 for each Board meeting attended via telephone

•	A fee of $2,500 for each Audit Committee meeting attended in person and $1,250 for each Audit Committee meeting attended via telephone

•	A fee of $1,000 for each Compensation Committee meeting attended in person and $500 for each Compensation Committee meeting attended via telephone

•	A fee of $1,000 for each Nominating and Governance Committee meeting attended in person and $500 for each Nominating and Governance Committee meeting attended via telephone

•	Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities

(2)
Represents aggregate grant date fair value of awards granted in 2017 and calculated in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Such grants provide our directors the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. On May 10, 2017, Messrs. Brattain, Carter, King, Leinweber, Pope and Ms. Cline were each granted options to purchase 5,000 shares of Tyler common stock at $167.14 per share. The fair value for the options granted to our non-employee directors was actuarially determined to be $54.19 per option share. This value does not represent cash received by our directors in 2017, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when stockholders benefit from stock price appreciation and therefore further align our director’s interest with those of our stockholders.

(3)	Total aggregate shares underlying outstanding stock options as of December 31, 2017 were 26,700.

(4)	Total aggregate shares underlying outstanding stock options as of December 31, 2017 were 25,000.

(5)	Total aggregate shares underlying outstanding stock options as of December 31, 2017 were 40,000.

(6)	Mr. Leinweber resigned as a director in January 2018.

(7)	Total aggregate shares underlying outstanding stock options as of December 31, 2017 were 10,000.

(8)	Total aggregate shares underlying outstanding stock options as of December 31, 2017 were 15,000.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal control over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from us for such advice and assistance, as determined by the Audit Committee.
Management has the primary responsibility for our reporting process, including our systems of internal controls and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under Statement of Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended, and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met four times during 2017.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
This report is submitted by the Audit Committee.
Brenda A. Cline, Chair
Donald R. Brattain
J. Luther King Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:

•	to receive or give more than a token value to anyone that has a business relationship with us;

•	to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;

•	to serve as an officer, director, employee, or consultant of, or receive income from, any enterprise doing business with or competing with us;

•
to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and

•	to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
In addition, we review, on an annual basis, our financial records to ensure all related party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related party transactions associated with completion of the annual director and officer questionnaire.
In 2017, we made lease payments of $150,000 for certain office space in Falmouth, Maine, to an entity owned by Mr. Marr’s father and brother. The lease, which terminated effective January 31, 2018, was at fair market rates for the area. John S. Marr Jr. does not have an interest in the entity that leased property to us. We employ Dane L. Womble, a brother of Dustin R. Womble. Dane L. Womble is the President of our Local Government division and received $517,762 in salary and bonus compensation in 2017 in exchange for services rendered.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement, he or she may telephone the Investor Relations Department at 972-713-3714 or write to it at Tyler Technologies, Inc., 5101 Tennyson Parkway, Plano, Texas 75024, and a separate copy will be promptly delivered.
STOCKHOLDER PROPOSALS
Any proposal that a stockholder desires to present at the 2019 annual meeting must be received by us at our corporate headquarters no later than December 7, 2018.

By Order of the Board of
Directors,
/s/ Abigail Diaz
Abigail Diaz
Chief Legal Officer Corporate Secretary

Plano, Texas
April 5, 2018

APPENDIX A
TYLER TECHNOLOGIES, INC.
2018 STOCK INCENTIVE PLAN
1.Restatement of the Prior Plan. The purpose of the Tyler Technologies, Inc. 2018 Stock Incentive Plan is to amend and restate the Tyler Technologies, Inc. 2010 Stock Option Plan which was originally effective as of May 13, 2010 (the “Prior Plan”). The Prior Plan is intended to be and will be construed as a “grandfathered plan” within the meaning of the Tax Cuts and Jobs Act (the “Act”) such that Awards made under such plan will not be subject to the $1 million limit on deductible employee compensation under the Act. This Restated Plan will provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.
2.    Definitions. The following definitions shall be applicable throughout the Plan.
(a)    “Absolute Share Limit” has the meaning given such term in Section 5(b) of the Plan.
(b)    “Act” as the meaning given such term in Section 1 of the Plan.
(c)    “Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(d)    “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, and Other Stock-Based Award granted under the Plan.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Cause” means, as to any Participant, unless the applicable Award agreement states otherwise, (i) “Cause”, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any Affiliate; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any Affiliate; (D) material violation of the written policies of the Service Recipient, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any Affiliate; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.
(g)    “Change in Control” means:
(i)    the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or any Affiliate, (2) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, or (3) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)    during any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(h)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(i)    “Committee” means the Compensation Committee of the Board or subcommittee thereof.
(j)    “Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(k)    “Company” means Tyler Technologies, Inc., a Delaware corporation, and any successor thereto.
(l)    “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(m)    “Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(n)    “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or its Affiliates; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Company or its Affiliates; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.
(o)    “Disability” means, as to any Participant, unless the applicable Award agreement states otherwise, (i) “Disability”, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Company in its sole and absolute discretion.
(p)    “Effective Date” means May 9, 2018, the date of approval of the Plan by the Company’s stockholders.
(q)    “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (ii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(r)    “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or one of its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or one of its Affiliates), who, in the case of each of clauses (i) through (iv) above has entered into an Award agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan. Solely for purposes of this Section 2(q), “Affiliate” shall be limited to (1) a Subsidiary; (2) any parent corporation of the Company within the meaning of Section 424(e) of the Code (“Parent”); (3) any corporation, trade or business of which 50% or more of the combined voting power of such entity’s outstanding securities is directly or indirectly controlled by the Company or any Subsidiary or Parent; or (4) any corporation, trade or business which, directly or indirectly, controls 50% or more of the combined voting power of the outstanding securities of the Company.
(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(t)    “Exercise Price” has the meaning given such term in Section 7(c) of the Plan.
(u)    “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee (in a manner consistent with Section 409A of the Code) in good faith to be the fair market value of the Common Stock.
(v)    “FINRA Dealer” means a registered broker-dealer that is a member of the Financial Industry Regulatory Authority.
(w)    “Immediate Family Members” has the meaning given such term in Section 12(b) of the Plan.
(x)    “Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(y)    “Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.
(z)    “Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(aa)    “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.
(bb)    “NYSE” means the New York Stock Exchange.
(cc)    “Option” means an Award granted under Section 7 of the Plan.
(dd)    “Option Period” has the meaning given such term in Section 7(d) of the Plan.
(ee)    “Other Stock-Based Award” means an Award granted under Section 9 of the Plan.
(ff)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(gg)    “Permitted Transferee” has the meaning set forth in Section 12(b) of the Plan.
(hh)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(ii)    “Plan” means this Tyler Technologies, Inc. 2018 Stock Incentive Plan, as it may be amended from time to time.

(jj)    “Prior Plan” as the meaning given such term in Section 1 of the Plan.
(kk)    “Qualifying Shares” means shares of Common Stock which either (i) have been owned by the Participant for more than six months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Participant in the public market.
(ll)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(mm)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(nn)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(oo)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(pp)    “Service Recipient” means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(qq)    “Subsidiary” means, with respect to any specified Person:
(i)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)    any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(rr)    “Substitute Award” has the meaning given such term in Section 5(f) of the Plan.
(ss)    “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(tt)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient.
3.    Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.    Administration.
(a)    The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)    Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)    Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons who are Non-Employee Directors or otherwise are subject to Section 16 of the Exchange Act.
(d)    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)    No member of the Board, the Committee or any employee or agent of the Company or any Subsidiary (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.    Grant of Awards; Shares Subject to the Plan; Minimum Vesting Requirements.
(a)    The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)    Awards granted under the Plan shall be subject to the limitations in this Section 5(b). Subject to Section 10 of the Plan, no more than 9,500,000 shares of Common Stock shall be available for Awards under the Plan (the “Absolute Share Limit”), which includes (i) not more than 2,994,000 shares of Common Stock to be added to the shares of Common Stock remaining available for grant of Awards as of the Effective Date under the Prior Plan, (ii) shares of Common Stock remaining available for grant of Awards as of the Effective Date under the Prior Plan and (iii) shares of Common Stock subject to outstanding Awards under the Prior Plan. Each share of Common Stock that is issued as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards shall reduce the Absolute Share Limit by two and one-half (2.5) shares. The payment of stock dividends and dividend equivalents settled in shares of Common Stock in conjunction with outstanding Awards shall not be counted against the total number of shares available for issuance or delivery under the Plan.
(c)    Other than with respect to Substitute Awards, any shares of Common Stock covered by an Award that are forfeited or canceled, or any shares covered by an Option that expires shall be deemed not to have been issued and shall again be available for grant.
(d)    All Awards under the Plan will vest over a minimum period of one (1) year after the date of grant. Notwithstanding the foregoing, this minimum vesting requirement may be accelerated as set forth in Section 7(d) and/or Section 8(d).
(e)    Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.
(f)    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.    Eligibility. Participation in the Plan shall be limited to Eligible Persons.
7.    Options.
(a)    General. Each Option granted under the Plan shall be evidenced by an Award agreement, in written or electronic form, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)    Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Participant are exercisable for the first time by such Participant during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Nonqualified Stock Options. If the Code or the Treasury regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit than the one described in this Section 7(b), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

(c)    Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(d)    Vesting and Expiration; Termination.
(i) Options shall vest and become exercisable in such manner and on such date or dates as determined by the Committee; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Company, not to exceed ten years (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.
(ii)    Unless otherwise provided by the Committee, whether in an Award agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall become fully vested and all Options held by such Participant shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period). Notwithstanding the foregoing, the Committee may in its sole discretion extend the post-Termination exercise period for any vested Option, but in no event beyond the expiration of the Option Period.
(e)    Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise (or telephonic instructions to the extent provided by the Committee) to the Company (or to a Person designated to act on its behalf) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or by surrendering for cancellation Qualifying Shares valued at the Fair Market Value at the time the Option is exercised, (provided that such surrender does not result in an accounting charge for the Company), including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Qualifying Shares in lieu of actual surrender of such shares to the Company; provided, that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, through a “margin” commitment from the Participant and an FINRA Dealer whereby the Participant elects to exercise the Option and to pledge the shares of Common Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and all applicable withholding (at not greater than the maximum statutory withholding rate) and any other applicable taxes. Any fractional shares of Common Stock shall be settled in cash.
(f)    Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.

(g)    Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.    Restricted Stock and Restricted Stock Units.
(a)    General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b)    Formula Grants to Directors. Each Non-Employee Director shall receive an initial grant of Restricted Stock Units and thereafter an annual grant of Restricted Stock Units.  The initial grant upon a Non-Employee Director’s initial election or appointment to the Board shall have a grant date value not to exceed $600,000.  If the initial election or appointment to the Board occurs on a date other than the annual meeting of stockholders, the director may receive, in whole or in part, a prorated initial grant based on the partial year of Board service, any such proration to be determined by the Compensation Committee in its sole discretion. Each annual grant, upon re-election to the Board, shall be awarded on the date of each annual meeting of stockholders and shall have a grant date value not to exceed $300,000.  Grants to all Non-Employee Directors vest on the first anniversary of the grant date.  Notwithstanding the foregoing, the Committee in its discretion may determine not to make an initial or annual grant under the Plan to a Non-Employee Director.
(c)    Stock Certificates and Book Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 12(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 8 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock; provided that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance conditions (other than or in addition to the passage of time), any dividends payable on such shares of Restricted Stock shall be held by the Company and issued (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
(d)    Vesting; Termination.
(i) The Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates determined by the Committee; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock or Restricted Stock Unit at any time and for any reason.
(ii) Unless otherwise provided by the Committee, whether in an Award agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding unvested Restricted Stock and unvested Restricted Stock Units granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination by reason of death or Disability, the Restricted Period with respect to all unvested shares of Restricted Stock and unvested Restricted Stock Units shall expire and such Awards shall fully vest; and (C) a Participant’s Termination for any other reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (i) all vesting with respect to such Participant’s Restricted Stock Units shall cease; and (ii) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(e)    Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.
(ii)    Unless otherwise provided by the Committee in an Award agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (ii) defer the issuance of shares of Common Stock (or cash or part shares of Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments.
(f)    Legends on Restricted Stock. Each certificate, if any, representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE TYLER TECHNOLOGIES, INC. 2018 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN TYLER TECHNOLOGIES, INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF TYLER TECHNOLOGIES, INC.
9.    Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
10.    Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock; or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

(i)    adjusting any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan); and (C) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (2) the Exercise Price with respect to any Award; or (3) any applicable performance measures;
(ii)    providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(iii) cancelling any one or more outstanding Awards and causing to be paid to the holders holding vested Awards (including any Awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option over the aggregate Exercise Price of such Option (it being understood that, in such event, any Option having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that without the approval of the stockholders of the Company, outstanding Options may not be cancelled in exchange for cash, Options or other stock awards with an exercise price that is less than the exercise price of the original Options;
provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 10 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 10 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. Payments to holders pursuant to clause (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price). In addition, prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his Awards; (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee.
11.    Amendments and Termination.
(a)    Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in generally accepted accounting principles (GAAP) to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or Section 10 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 11(b) of the Plan without stockholder approval.

(b)    Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option; (ii) the Committee may not cancel any outstanding Option and replace it with a new Option (with a lower Exercise Price) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
12.    General.
(a)    Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)    Nontransferability.
(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)    Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)    The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the Termination of the Participant under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.

(c)    Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options; or (ii) unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividends, dividend equivalents or other similar payments may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).
(d)    Tax Withholding.
(i)    A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.
(ii)    Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the issuance of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability, provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the maximum statutory withholding liability.
(e)    No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)    International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Sub-Plans or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(g)    Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(h)    Termination. Except as otherwise provided in an Award agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant’s undergoes a Termination of employment, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i)    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such person.
(j)    Government and Other Regulations.
(i)    The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company or any Affiliate issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(k)    No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l)    Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)    Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(n)    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(o)    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(p)    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(q)    Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to contracts made and performed wholly within the State of Texas, without giving effect to the conflict of laws provisions thereof.
(r)    Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s)    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(t)    Section 409A of the Code.
(i)    Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)    Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
(iii)    Unless otherwise provided by the Committee in an Award agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
(u)    Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant has engaged in or engages in any Detrimental Activity. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any Detrimental Activity, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.
(v)    Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

TYLER TECHNOLOGIES, INC.
ATTN: BRIAN MILLER
5101 TENNYSON PARKWAY
PLANO, TX 75024

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Donald R. Brattain	☐	☐	☐
1B Glenn A. Carter	☐	☐	☐
1C Brenda A. Cline	☐	☐	☐
1D J. Luther King Jr.	☐	☐	☐
1E John S. Marr Jr.	☐	☐	☐
1F H. Lynn Moore Jr.	☐	☐	☐
1G Daniel M. Pope	☐	☐	☐
1H Dustin R. Womble	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5.

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as independent auditors.	☐	☐	☐
3. Approval of an advisory resolution on executive compensation.	☐	☐	☐
4. Adoption of the Tyler Technologies, Inc. 2018 Stock Incentive Plan.	☐	☐	☐
5. In their discretion, the proxies are authorized to vote upon such other business- as may properly come before the meeting or adjournments thereof.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000371060_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com

TYLER TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 9, 2018 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby (1) acknowledges receipt of the Notice dated April 6, 2018, of the annual meeting of stockholders in Tyler Technologies, Inc. (the "Company") to be held at The Renaissance Dallas at Plano Legacy West, 6007 Legacy Drive, Plano, Texas 75024 on May 9, 2018, at 9:30 a.m. local time, and the proxy statement in connection therewith, and (2) appoints John S. Marr, Jr. and H. Lynn Moore, Jr., and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned to vote upon and act with respect to, all of the shares of Common Stock of the Company at said meeting and at any adjournment thereof, and the undersigned directs that his proxy be voted as indicated on the reverse side hereof. If only one of the above proxies shall be present in person, or by substitute, at such meeting or any adjournment thereof, that proxy, so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitute or any of them may lawfully do by virtue hereof.

0000371060_2 R1.0.1.17

Continued and to be signed on reverse side